Exhibit 10.2

Execution Version

FIRST LIEN CREDIT AGREEMENT

dated as of May 15, 2023

among

CURO GROUP HOLDINGS CORP.
as the Borrower,

THE SUBSIDIARIES OF CURO GROUP HOLDINGS CORP. LISTED IN THE SIGNATURE PAGES HERETO
as Guarantors,

The Lenders Party Hereto,

and

ALTER DOMUS (US) LLC,
as Administrative Agent and Collateral Agent

Senior Secured Term Loan Facility

i

v

SCHEDULES

Schedule 1.01(A)	Investments
Schedule 1.01(B)	Liens
Schedule 1.01(C)	Ad Hoc Group
Schedule 2.01	Commitments
Schedule 4.01(a)	Jurisdiction of Organization
Schedule 4.01(b)	Equity Interests and Ownership
Schedule 5.01(o)	Post-Closing Obligations
Schedule 5.18	Existing Indebtedness
Schedule 5.20(b)(iii)	Existing Transactions with Affiliates

EXHIBITS

Exhibit A-1	Borrowing Request
Exhibit B	Note
Exhibit C	Compliance Certificate
Exhibit D	Security Agreement
Exhibit E	Counterpart Agreement
Exhibit F	Intercreditor Agreement
Exhibit G	Assignment Agreement
Exhibit H	Administrative Questionnaire
Exhibit I	[Reserved]
Exhibit J-1	Certificate re Non-Bank Status (Foreign Non-Partnership Lenders)
Exhibit J-2	Certificate re Non-Bank Status (Foreign Partnership Lenders)
Exhibit J-3	Certificate re Non-Bank Status (Foreign Non-Partnership Participants)
Exhibit J-4	Certificate re Non-Bank Status (Foreign Partnership Participants)

FIRST LIEN CREDIT AGREEMENT

This FIRST LIEN CREDIT AGREEMENT is entered into as of May 15, 2023 among CURO GROUP HOLDINGS CORP., a Delaware corporation (the “Borrower”), each Guarantor from time to time party hereto, each Lender from time to time party hereto, and Alter Domus (US) LLC, as administrative agent and collateral agent.

WHEREAS, the Borrower desires to arrange a term loan credit facility and the Lenders are willing to provide such facility on the terms and conditions set forth herein. Now, therefore, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

DEFINITIONS, ACCOUNTING TERMS AND RULES OF CONSTRUCTION

Section 1.01      Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1.5 Lien Notes” means the Borrower’s 7.500% Senior 1.5 Lien Secured Notes due 2028 issued under the 1.5 Lien Notes Indenture.

“1.5 Lien Notes Collateral Agent” means U.S. Bank Trust Company, National Association, as Collateral Agent under the 1.5 Lien Notes Indenture, together with its successors in such capacity.

“1.5 Lien Notes Indenture” means that certain Indenture, dated as of the Closing Date, entered into by the Borrower, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent.

“1.5 Lien Notes Indenture Documents” means the “Indenture Documents” as defined in the 1.5 Lien Notes Indenture (as in effect as of the Closing Date).

“Accepting Lender” has the meaning set forth in Section 2.14(c).

“Acquired Debt” means with respect to any specified Person:

(1)            Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Activities” has the meaning set forth in Section 8.02.

“Ad Hoc Group” means the ad hoc group of Lenders consisting of (i) each Person set forth on Schedule 1.01(C) attached hereto and (ii) such Persons’ respective Affiliates and Related Funds; provided that any Person described in clause (i) (and its Affiliates and Related Funds) shall be included within the Ad Hoc Group only so long as such Person (together with its Affiliates and Related Funds) hold, collectively, a percentage of the Exposure equal to at least 50% of the percentage of the Exposure held, collectively, by such Person (together with its Affiliates and Related Funds) on the Closing Date.

“Additional Secured Obligations” means (a) all Cash Management Obligations, (b) all Secured Hedging Obligations and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under the Bankruptcy Code or other applicable Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Additional Secured Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Adjusted Pre-Tax Income” means, for any Person(s) and any period, income from continuing operations before income taxes of such Person(s) for such period, determined in accordance with GAAP on a consolidated basis, but excluding, to the extent otherwise included therein, (a) one-time costs solely to the extent consisting of (i) transaction costs, restructuring expenses, expenses associated with sold or discontinued businesses and/or product lines and regulatory and legal charges in an aggregate amount during any four Fiscal Quarter period not to exceed the One Time Expense Cap and (ii) goodwill impairments, (b) non-cash gains or losses arising from the disposition of assets (other than loans and receivables) outside of the ordinary course of business, including gains or losses realized on the disposition of the Flexiti line of business, (c) depreciation and amortization (including amortization of goodwill and other intangibles), (d) equity gains or losses on the Katapult investment, (e) fair value changes, (f) income or loss from equity method investment (for the avoidance of doubt, without duplication of any amounts included in clause (d) of this definition), (g) allowance build or release, (h) interest expense in respect of recourse Indebtedness (other than (i) Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction and (ii) any Indebtedness permitted by Section 5.18(b)(xv)) and (i) subject to the Borrower and its Subsidiaries being in compliance with the Facility Documents, income (whether positive or negative) attributable to the Flexiti business line of the Borrower and its Subsidiaries.

“Administrative Agent” means Alter Domus (US) LLC, in its capacity as administrative agent hereunder, or any successor in such capacity.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at Law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transactions” has the meaning set forth in Section 5.20(a).

“Agent” means, collectively, the Administrative Agent and the Collateral Agent.

“Agent Fee Letter” shall mean that certain Administrative Agent and Collateral Agent Fee Letter, dated as of the Closing Date, by and among the Borrower and the Agents.

“Aggregate Payments” has the meaning set forth in Section 7.08.

“Agreement” means this First Lien Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Amounts Due” has the meaning set forth in Section 2.16.

“Asset Sale” means:

(1)            the Disposition of any assets;

(2)            the issuance or sale by the Borrower or any of its Subsidiaries of Equity Interests of any of the Borrower’s Subsidiaries; and

(3)            an Event of Loss.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit G, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” has the meaning specified in Section 9.05(b).

“Authorized Officer” means, with respect to any Person, any of the chairman of the board, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, the secretary, any assistant secretary or any vice president (or authorized signatory holding equivalent function) of such Person (or of such Person’s general partner, member or other similar Person); provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, upon request of the Administrative Agent, the secretary, an assistant secretary or any other officer or manager (or authorized signatory holding equivalent function) of such Person (or of such Person’s general partner, member or other similar Person) shall have delivered (which delivery may be made on the Closing Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Backstop Notes” means the 18.00% Senior Secured Notes issued by Loan SPV, as in effect on the Closing Date and with such modifications as the holders thereof and Loan SPV may agree, which modifications are immaterial or which reflect corresponding modifications to the Loans in accordance with the terms hereof.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and certified as 11 U.S.C. Section 101 et seq.

“Bay Coast Revolving Credit Facility” means the non-recourse facility established by that certain Revolving Loan Agreement, dated as of September 1, 2017, among CURO Financial Technologies Corp., CURO Intermediate Holdings Corp., as borrowers, the guarantors party thereto, the lenders party thereto and Bay Coast Bank, as administrative agent, collateral agent and issuing bank, as modified by the First Amendment, dated as of February 26, 2018, the Second Amendment, dated as of August 27, 2018, the Third Amendment, dated as of November 9, 2018, the Fourth Amendment, dated as of June 30, 2019, the Fifth Amendment, dated as of April 30, 2020, the Sixth Amendment, dated as of January 29, 2021, the Seventh Amendment, dated as of June 30, 2021, the Eighth Amendment, dated as of August 10, 2021, the Ninth Amendment, dated as of June 30, 2022, the Tenth Amendment, dated as of July 29, 2022 and the Eleventh Amendment, dated as of August 31, 2022, and as further amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in, and subject to, Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” means the Board of Governors of the Federal Reserve System (or any successor).

“Board of Directors” means:

(a)            with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)            with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(c)             with respect to a limited liability company, the board of directors, managers or other governing body, and in the absence of the same, the managing member or members or any controlling committee of managing members thereof; and

(d)            with respect to any other Person, the board or committee of such Person or other individual or entity serving a similar function.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing Request” means a written notice substantially in the form of Exhibit A-1.

“Business Day” means (a) a day which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by Law or other governmental action to close in New York City, New York and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on a Loan or a notice by the Borrower with respect to any such borrowing, payment or prepayment, which is also a U.S. Government Securities Business Day.

“Business Plan” means an expenses savings plan of the Borrower and its Subsidiaries for a period of at least twenty-four (24) months following the Closing Date, which business plan shall include, inter alia, detail as to proposed reductions in selling, general and administrative expenses and operating expenses of the Borrower and its Subsidiaries.

“CAD”, “CAD$” or “Canadian Dollars” means the lawful currency of Canada.

“Canadian Direct Lending Subsidiary” has the meaning specified in clause (1) of the definition of “Permitted Investments”.

“Canadian Recourse Facility” has the meaning specified in Section 5.18(b)(xv).

“Canadian Recourse Facility Borrower” has the meaning specified in Section 5.18(b)(xv).

“Canadian Subsidiary” means any Subsidiary incorporated or organized in Canada or any province or territory thereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property which are required to be classified and accounted for as a capital lease or capitalized on a balance sheet of such Person determined in accordance with GAAP and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date upon which such lease or other arrangement may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, including preferred stock, whether now outstanding or issued after the Closing Date.

“Cash Equivalents” means:

(1)            marketable direct obligations issued by, or unconditionally Guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2)            certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of one year or less from the date of acquisition issued by any lender to the Borrower or any of its Subsidiaries or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $1,000,000,000;

(3)            commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Group (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;

(4)            repurchase obligations of any financial institution satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully Guaranteed or insured by the United States government;

(5)            securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state of the United States, by any political subdivision or taxing authority of any such state or by any foreign government, the securities of which state, political subdivision, taxing authority or foreign government (as the case may be) have one of the two highest rating obtainable from either S&P or Moody’s;

(6)            securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution satisfying the requirements of clause (2) of this definition;

(7)            money market, mutual or similar funds that invest at least 95% of their assets in assets satisfying the requirements of clauses (1) through (6) of this definition;

(8)            money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000; and

(9)            with respect to Foreign Subsidiaries only, any Investments outside of the United States that are functional foreign equivalents in all material respects to the Cash Equivalents described in clauses (1) through (5) above.

“Cash Management Obligations” means all obligations of any Loan Party in respect of overdrafts and liabilities that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions, in each case pursuant to an agreement with any person that, at the time it enters into such agreement (or on the Closing Date), is an Agent, a Lender or an Affiliate of an Agent or a Lender; provided that obligations under such agreement are not designated by notice delivered by the Borrower to the Administrative Agent to be excluded from being Cash Management Obligations.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit J-1, J-2, J-3 or J-4, as applicable.

“CFC” means a Subsidiary of the Borrower that is a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“CFPB” means the Consumer Financial Protection Bureau.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(1)            the direct or indirect Disposition, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Borrower or any of its Subsidiaries;

(2)            the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

(3)            the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” or “group” (as defined above) other than the Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such “person” or “group” shall be deemed to have “beneficial ownership” of all shares that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock of the Borrower.

“Closing Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with the terms hereof), which date is acknowledged to be May 15, 2023.

“Closing Date Projections” has the meaning set forth in Section 3.01(m).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means Alter Domus (US) LLC, in its capacity as collateral agent hereunder, or any successor in such capacity.

“Collateral Documents” means the Security Agreement, the Pledge Agreement and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Facility Documents in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any assets or property of that Loan Party as security for the Obligations, including UCC financing statements and amendments thereto and filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan hereunder on the Closing Date, and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment, if any, is set forth opposite such Lender’s name on Schedule 2.01, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $150,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor thereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” means all information received from the Borrower or any Affiliate of the Borrower on any of their respective businesses, other than any such information that is available to an Agent or a Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates, provided that, in the case of information received from the Borrower or any of its Affiliates after the Closing Date, such information is clearly identified as confidential at the time of delivery. A Person required to maintain the confidentiality of Confidential Information as provided in this Agreement is a “Confidential Person.” Any Confidential Person shall be considered to have complied with its obligation to do so if such Confidential Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Confidential Person would accord to its own confidential information.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning set forth in Section 7.08.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit E delivered by a Loan Party pursuant to Section 7.09.

“CSO Obligations” means obligations to purchase, or other Guarantees of, consumer loans the making of which were facilitated by the Borrower or a Subsidiary of the Borrower acting as a credit services organization or other similar service provider.

“Currency Hedging Obligations” means the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Declined Prepayment Amount” has the meaning set forth in Section 2.14(c).

“Declining Lender” has the meaning set forth in Section 2.14(c).

“Default” means any event which is, or after notice or the passage of time or both would become, an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Commitment within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) notified the Borrower, the Administrative Agent or any Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after receipt of a written request from the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Commitments, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (e) become subject to a Bail-In Action or (f) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that (i) the Administrative Agent and the Borrower may declare (A) by joint notice to the Lenders that a Defaulting Lender is no longer a “Defaulting Lender” or (B) that a Lender is not a Defaulting Lender if in the case of both clauses (A) and (B) the Administrative Agent and the Borrower each determines, in its sole respective discretion, that (x) the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply or (y) it is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of Voting Stock or any other equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Default Rate” has the meaning set forth in Section 2.11.

“Dispose” or “Disposed of” means to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)            matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)            is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Borrower or a Subsidiary of the Borrower; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable);

(3)            is redeemable at the option of the holder thereof, in whole or in part; or

(4)            provides for scheduled mandatory payments of dividends in cash,

in the case of each of clauses (1), (2), (3) and (4), on or prior to the ninety-first day after the Scheduled Maturity Date; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the ninety-first day after the Scheduled Maturity Date will not constitute Disqualified Stock if the terms of such Capital Stock provide that such Person may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to repayment in full of the Loans and all other Obligations that are accrued and payable in connection therewith.

“Dollars”, “USD” and “$” mean the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender or an Affiliate or Related Fund of any Lender, or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided that in no event shall (A) any Defaulting Lender, (B) any Loan Party or any Affiliate thereof or (C) any direct competitor of any Loan Party or any subsidiary of a Loan Party which, in the case of this clause (C), has been previously identified by the Borrower in writing to the Administrative Agent be an Eligible Assignee; provided further that nothing in this definition shall prevent Loan SPV from owning the Loans issued to it on the Closing Date.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, any Loan Party or any of its ERISA Affiliates, or with respect to which any Loan Party or any of its ERISA Affiliates has or could reasonably be expected to have liability, contingent or otherwise under ERISA.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise) by any Governmental Authority or any other Person, arising (i) pursuant to any Environmental Law, (ii) in connection with any actual or alleged violation of, or liability pursuant to, any Environmental Law, including any Governmental Authorizations issued pursuant to Environmental Law, (iii) in connection with any Hazardous Material, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials or (iv) in connection with any actual or alleged damage, injury, threat or harm to natural resources, the environment or, as such relate to exposure to Hazardous Materials, health or safety.

“Environmental Laws” means any and all current or future foreign or domestic, federal, state or local Laws (including any common law), statutes, ordinances, orders, rules, regulations, judgments or any other requirements of Governmental Authorities relating to or imposing liability or standards of conduct with respect to (i) the protection of the environment, (ii) the generation, use, storage, transportation or disposal of, or exposure to, Hazardous Materials; or (iii) occupational safety and health as such relate to exposure to Hazardous Materials, industrial hygiene, the protection of human health or welfare as such relate to exposure to Hazardous Materials, in any manner applicable to the Borrower or any of its Subsidiaries or any of their facilities.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) with respect to any provisions relating to Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) a determination that any Multiemployer Plan is, or is expected to be in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (v) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors in which such Loan Party or its ERISA Affiliates was a substantial employer as defined in Section 4001(a)(2) of ERISA or the termination of any such Pension Plan resulting in liability to any Loan Party, or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (vi) the institution by the PBGC of proceedings to terminate any Pension Plan or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer any Pension Plan; (vii) the imposition of liability on any Loan Party (including on account of any of its ERISA Affiliates) pursuant to Section 4062(e) ERISA; (viii) the withdrawal of a Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, (ix) the receipt by a Loan Party or any of its ERISA Affiliates of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (x) failure by any Loan Party or any of its ERISA Affiliates thereof to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan after any applicable cure periods; or (xi) the imposition of any lien on any of the rights, properties or assets of any Loan Party, in either case pursuant to Section 303(k) or Section 4068 of ERISA, or Section 430(k) of the Code. For purposes of clause (viii) of the preceding sentence, no complete or partial withdrawal from a Multiemployer Plan shall be deemed to have occurred unless and until the Borrower or any of its ERISA Affiliates receives written notice thereof from such Multiemployer Plan.

“Erroneous Payment” has the meaning set forth in Section 2.15(i)(A).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 2.15(i)(D).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 2.15(i)(D).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 2.15(i)(D).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange” means the exchange of Existing Notes by certain holders thereof for 1.5 Lien Notes to occur on the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, any successor statute thereto, and any regulations promulgated thereunder.

“Excluded Assets” means:

(1)            the voting Capital Stock of any CFC (other than a Canadian Subsidiary) in excess of 65% of all of the outstanding voting Capital Stock of such CFC;

(2)            motor vehicles covered by certificates of title or ownership to the extent that a security interest cannot be perfected solely by filing a UCC-1 financing statement (or similar instrument);

(3)            (x) real property owned by the Borrower or any of the Guarantors in fee simple that has a Fair Market Value of less than $2.5 million and (y) leasehold interests in real property with respect to which the Borrower or any Guarantor is a tenant or subtenant;

(4)            rights under any contracts that contain a valid and enforceable prohibition on collateral assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;

(5)            Equity Interests in a Receivables Entity only to the extent that terms of the related Qualified Receivables Facility prohibit the pledge thereof to secure the Obligations;

(6)            (i) deposit accounts of the Borrower or any Guarantor and securities accounts held by First Heritage Credit, LLC to the extent (a) exclusively used for payroll, payroll taxes, other trust fund taxes and other employee wage and benefit payments or (b) the terms of a Qualified Receivables Facility (which terms are permitted pursuant to Section 5.17(b)(xiii)) prohibit the pledge thereof to secure the Obligations, and (ii) each deposit or security account expressly excluded as Collateral pursuant to the Security Agreement;

(7)            property or assets owned by any Subsidiary of the Borrower that is not a Guarantor;

(8)            any application for registration of a trademark filed with the United States Patent and Trademark Office on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by such office, at which time such trademark shall automatically become part of the Collateral and subject to the security interest of the Indenture Documents;

(9)            [reserved;]

(10)          Equity Interests in any joint venture only to the extent and for so long as a pledge thereof to secure the Obligations is not permitted by the terms of the joint venture or other agreement under which such joint venture is organized; and

(11)          any segregated deposits that constitute Permitted Liens under clauses (5), (6), (9), (11), (12) and (19) of the definition of Permitted Liens, in each case, that are prohibited from being subject to other Liens;

provided, proceeds and products from any and all of the foregoing excluded assets described in clauses (1) through (11) shall not constitute Excluded Assets unless such proceeds or products would otherwise constitute Excluded Assets if not proceeds or products of the foregoing.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 7.10 and any other “keepwell”, support or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Swap Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (1) that are imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (2) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(c) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing First Heritage SPV Facility” means the non-recourse facility established by that certain Credit Agreement, dated as of July 13, 2022, among First Heritage Financing I, LLC, as borrower, First Heritage Credit, LLC, as servicer, the subservicers party thereto, the lenders from time to time party thereto, the agents for the lender groups from time to time party thereto, Credit Suisse AG, New York Branch, as administrative agent and structuring and syndication agent, ComputerShare Trust Company, National Association, as paying agent, image file custodian, backup servicer and collateral agent, and Wilmington Trust, National Association, as borrower loan trustee, and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Existing Flexiti Securitization Notes” means the non-recourse notes issued pursuant to that certain Trust Indenture, dated as of December 9, 2021, by and between Flexiti Securitization Limited Partnership, Flexiti Securitization General Partner Inc., as issuer, and Computershare Trust Company, as indenture trustee, as supplemented by that certain Series 2021-1 Supplemental Indenture, dated as of December 9, 2021, and that certain Amended and Restated Series 2021-1 Supplemental Indenture, dated as of June 29, 2022, and as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing Flexiti SPV Facility” means the non-recourse facility established by that certain Fifth Amended and Restated Credit Agreement, dated as of September 29, 2022, among Flexiti Financing SPE Corp., as borrower, Flexiti Financial Inc., as seller and servicer, the lenders from time to time party thereto, Credit Suisse AG, New York Branch, as facility agent, lead arranger, syndication agent and documentation agent, Midtown Madison Management LLC, as class B agent, and TSX Trust Company, as collateral agent and verification agent, and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Existing Heights SPV Facility” means the non-recourse facility established by that certain Credit Agreement, dated as of July 15, 2022, among Heights Financing I, LLC, as borrower, SouthernCo, Inc., as servicer, the subservicers party thereto, the lenders from time to time party thereto, the agents for the lender groups from time to time party thereto, Credit Suisse AG, New York Branch, as administrative agent and structuring and syndication agent, ComputerShare Trust Company, National Association, as paying agent, image file custodian, backup servicer and collateral agent, and Wilmington Trust, National Association, as borrower loan trustee, and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Existing Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries outstanding on the Closing Date, other than the 1.5 Lien Notes, the Existing Notes, Existing First Heritage SPV Facility, the Existing Flexiti Securitization Notes, the Existing Flexiti SPV Facility, the Existing Heights SPV Facility and the Existing Revolving Canada SPV Facility, until such Indebtedness is repaid.

“Existing Notes” means the Borrower’s 7.500% Senior Secured Notes due 2028 issued under the Existing Notes Indenture.

“Existing Notes Collateral Agent” means TMI Trust Company, as Collateral Agent under the Existing Notes Indenture, together with its successors in such capacity.

“Existing Notes Indenture” means that certain Indenture, dated as of July 30, 2021, entered into by the Borrower, the guarantors party thereto and the Existing Notes Collateral Agent in connection with the issuance of the Existing Notes, as amended from time to time.

“Existing Notes Indenture Documents” means the “Indenture Documents” as defined in the Existing Notes Indenture (as in effect as of the Closing Date).

“Existing Notes Supplemental Indenture” means that certain Supplemental Indenture to the Existing Notes Indenture, dated as of the Closing Date, in form and substance acceptable to the Lenders.

“Existing Revolving Canada SPV Facility” means the non-recourse facility established by that certain Second Amended and Restated Asset-Backed Revolving Credit Agreement, dated as of November 12, 2021, among Curo Canada Receivables Limited Partnership, as borrower, by its general partner, Curo Canada Receivables GP Inc., the lenders party thereto and Waterfall Asset Management, LLC, as administrative agent, and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Commitments, that Lender’s Commitment; and (b) after the termination of the Commitments, the sum of the aggregate outstanding principal amount of the Loans of that Lender.

“Facility Documents” means, collectively, this Agreement, the Notes, if any, the Collateral Documents, the Intercreditor Agreement, any related fee letter, including the Agent Fee Letter, and each other agreement or instrument executed or delivered in connection herewith or therewith (including each other agreement, instrument or document that creates a Lien in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations) that is designated by the parties thereto as a “Facility Document.”

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower, as applicable; provided, however, that with respect to any such value less than $2.5 million, only the good faith determination of the Borrower’s senior management shall be required.

“Fair Share” has the meaning set forth in Section 7.08.

“Fair Share Contribution Amount” has the meaning set forth in Section 7.08.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means each fiscal quarter of the Borrower and its Subsidiaries.

“Fiscal Year” means each fiscal year of the Borrower and its Subsidiaries.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary incorporated or organized in a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Founders” means each of (i) Doug Rippel, (ii) Chad Faulkner, (iii) Mike McKnight, and (iv) any (a) spouse or lineal descendent (whether natural or adopted) of any Person listed in clauses (i) through (v) or (b) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Person and/or any of the Persons referred to in the immediately preceding clause (a).

“Funding Guarantors” has the meaning set forth in Section 7.08.

“GAAP” means generally accepted accounting principles in the United States as in effect on the Closing Date, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, certification, registration, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)            to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)            entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Indebtedness” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons, in either case, the payment of which such Person has Guaranteed or for which such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantor” means each of the Guarantors listed in the signature pages hereto and each other Subsidiary of the Borrower that hereafter becomes a Guarantor in accordance with Section 7.09; provided that the Borrower shall also be a Guarantor with respect to Obligations owing by any other Loan Party (determined before giving effect to Sections 7.01 and 7.10) under the Guaranty.

“Guaranty” means, collectively, the Guarantee made by the Guarantors pursuant to Article VII in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 7.09.

“Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance, exposure to which or Release of which is prohibited, limited or regulated by any Governmental Authority, including petroleum, petroleum products, asbestos, urea formaldehyde, regulated radioactive materials, polychlorinated biphenyls and toxic mold.

“Hedging Obligation” of any Person means (i) any Currency Hedging Obligation designed to protect the Borrower or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations and (ii) any obligations of such Person pursuant to any Interest Rate Protection Agreement.

“Historical Financial Statements” means, as of the Closing Date, (i) the unqualified audited financial statements of the Borrower and its Subsidiaries for the Fiscal Years ending December 31, 2020, December 31, 2021 and December 31, 2022, consisting of a balance sheet as of the end of, and the related consolidated statements of income, stockholders’ equity and cash flows for, each such Fiscal Year, and (ii) the unaudited financial statements of the Borrower and its Subsidiaries for the Fiscal Quarter ending March 31, 2023, consisting of a balance sheet as of the end of, and the related consolidated statements of income, stockholders’ equity and cash flows for, the Fiscal Quarter ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Borrower will be deemed to have been Incurred at the time it becomes such a Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1)            all obligations of such Person for borrowed money;

(2)            all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(3)            every reimbursement obligation of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, other than obligations with respect to letters of credit securing obligations, other than obligations referred to in clauses (1), (2) and (9) of this definition, entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th day following payment on the letter of credit;

(4)            every obligation of such Person for the deferred purchase price of property or services (excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business which are not overdue by more than 30 days or which are being contested in good faith);

(5)            all Guaranteed Indebtedness of such Person;

(6)            the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;

(7)            all obligations under Interest Rate Protection Agreements of such Person;

(8)            the net amount owing under all Currency Hedging Obligations of such Person;

(9)            all Capital Lease Obligations of such Person;

(10)          all obligations referred to in clauses (1) through (9) above of other Persons, the payment of which is secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such property at such date of determination and (B) the amount of such Indebtedness.

Notwithstanding the foregoing, Indebtedness shall not include CSO Obligations. The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred in the ordinary course of business.

Notwithstanding anything in this Agreement to the contrary, the calculation of Indebtedness shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value,” as defined therein. For the avoidance of doubt, Indebtedness does not include any liability for United States federal, state, local, foreign or other taxes owed or owing by the Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Facility Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the 1.5 Lien Notes Collateral Agent and the Existing Notes Collateral Agent, substantially in the form of Exhibit F, as it may be amended, restated, supplemented and/or otherwise modified from time to time.

“Interest Payment Date” means March 31, June 30, September 30, and December 31 of each year; provided, however, that if any Interest Payment Date would be a day other than a Business Day, such Interest Payment Date shall instead be the immediately preceding Business Day.

“Interest Rate Protection Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates or for the purpose of fixing, hedging or swapping interest rates.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Borrower or a Subsidiary of the Borrower for consideration consisting of common equity securities of the Borrower shall not be deemed to be an Investment. If the Borrower or any Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Borrower such that after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of the Borrower , the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Subsidiary of the Borrower in respect of such Investment.

“Law” means all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Appointment Period” has the meaning specified in Section 8.06.

“Lien” means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever.

“Liquidity” means Unrestricted Cash of the Borrower and its Subsidiaries.

“Loan” means a term loan made by a Lender to the Borrower pursuant to Section 2.01.

“Loan Party” means each of the Borrower and Guarantors.

“Loan SPV” means CURO SPV, LLC, a Delaware limited liability company.

“Make-Whole Amount” means, on any date of prepayment of all or any portion of the Loans or date of acceleration of the Loans (whether as a result of an Event of Default pursuant to Section 6.01(f) or otherwise), an amount in cash equal to the present value of (a) all interest payments (including interest payments on interest paid-in-kind) that would have been due on the Loans that are so prepaid or accelerated from the date of prepayment or acceleration through and including the second anniversary of the Closing Date had such Loans not been so prepaid or accelerated, plus (b) an amount equal to 9.00% of the aggregate principal amount of Loans prepaid or accelerated (which amount is deemed for purposes of this calculation to be due on the second anniversary of the Closing Date), in each case, discounted to the date of prepayment on a quarterly basis (assuming a 365-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%.

“Margin Stock” as defined in Regulation U of the Board as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the ability of any Loan Party to perform any of its respective obligations under any of the Facility Documents, (b) the legality, validity or enforceability of any provision of this Agreement or any other Facility Document, (c) the business, financial condition or results of operations of the Loan Parties, taken as a whole, or (d) the ability of Collateral Agent (on behalf of itself and the Secured Parties) to exercise its remedies at the times and in the manner contemplated by the Collateral Document.

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date and (b) the date of acceleration of the Loans pursuant to Section 6.01.

“Maximum Operating Expense to Asset Ratio” means, for each Fiscal Quarter set forth below, a ratio of (i) Operating Expenses for the four-Fiscal-Quarter period ending on the last day of such Fiscal Quarter to (ii) to the average amount of gross loans receivable (as shown on the balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP) as of the last day of each Fiscal Quarter in the five-Fiscal-Quarter period ending on the last day of such Fiscal Quarter of no greater than the applicable amount set forth below with to such Fiscal Quarter:

Fiscal Quarter ended:	Operating Expense to Asset Ratio
March 31, 2024	[***]
June 30, 2024	[***]
September 30, 2024	[***]
December 31, 2024	[***]
March 31, 2025	[***]
June 30, 2025	[***]
September 30, 2025	[***]
December 31, 2025	[***]
March 31, 2026	[***]
June 30, 2026	[***]
September 30, 2026	[***]
December 31, 2026	[***]
March 31, 2027	[***]
June 30, 2027	[***]
September 30, 2027	[***]
December 31, 2027, and thereafter	[***]

“Minimum Adjusted Pre-Tax Income” means, for each Fiscal Quarter set forth below, Adjusted Pre-Tax Income of the Borrower and its Subsidiaries for the four-Fiscal-Quarter period ending on the last day of such Fiscal Quarter of no less than the applicable amount set forth below with respect to such Fiscal Quarter:

Fiscal Quarter ended:	Minimum Adjusted Pre-Tax Income
March 31, 2024	[***]
June 30, 2024	[***]
September 30, 2024	[***]
December 31, 2024	[***]
March 31, 2025	[***]
June 30, 2025	[***]
September 30, 2025	[***]
December 31, 2025	[***]
March 31, 2026	[***]
June 30, 2026	[***]
September 30, 2026	[***]
December 31, 2026	[***]
March 31, 2027	[***]
June 30, 2027	[***]
September 30, 2027	[***]
December 31, 2027, and thereafter	[***]

“Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by the Borrower or any Guarantor is granted to secure any Obligations or under which rights or remedies with respect to any such Liens are governed.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means (a) the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions), (ii) any relocation expenses Incurred as a result thereof, (iii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale which Lien is senior in priority to the Liens on such asset or assets securing the Obligations granted by the Collateral Documents, if any, and (v) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (b) the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary of any Indebtedness (other than Indebtedness permitted by Section 5.18), net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“New Canadian Receivables SPV” means a Qualified Receivables Facility denominated in Canadian Dollars with terms in form and substance satisfactory to the Required Ad Hoc Group Lenders.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note” means a note evidencing the Loans of a Lender in the form of Exhibit B hereto.

“Obligations” means (i) all obligations of every nature of each Loan Party from time to time owed to the Secured Parties under any Facility Document whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise and (ii) all Additional Secured Obligations; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“One Time Expense Cap“ means $[***]; provided, that the One Time Expense Cap shall be increased by an amount equal to the amount of any cost-savings set forth in the Business Plan and realized by the Borrower or any of its Subsidiaries in the period covered by the Business Plan included in the applicable period of four Fiscal Quarters; provided, further, that under no circumstances will the One Time Expense Cap exceed $[***].

“Operating Expenses” means, with respect to any Person(s) for any period, the operating expenses of such Person(s) for such period, determined in accordance with GAAP on a consolidated basis, excluding, to the extent otherwise included in Operating Expenses, (a) one-time costs solely to the extent consisting of (i) transaction costs, restructuring expenses, expenses associated with sold or discontinued businesses and/or product lines and regulatory and legal charges in an aggregate amount during any period of four Fiscal Quarters not to exceed the One Time Expense Cap and (ii) goodwill impairments, (b) non-cash gains or losses arising from the disposition of assets (other than loans and receivables) outside of the ordinary course of business, including gains or losses realized on the disposition of the Flexiti line of business, and (c) depreciation and amortization (including amortization of goodwill and other intangibles).

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower.

“Organizational Documents” means, as applicable, for any Person, such Person’s articles or certificate of incorporation, by-laws, memorandum and articles of association, partnership agreement, trust agreement, certificate of limited partnership, articles of organization, certificate of formation, shareholder agreement, voting trust agreement, operating agreement, subscription agreement, limited liability company agreement and/or analogous documents, as amended, modified or supplemented from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Loan or Facility Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document, except any such Taxes that result from an assignment (other than any assignment requested or required by the Borrower) pursuant to Section 9.05 and are imposed as a result of a connection between the Recipient and the taxing jurisdiction (other than a connection arising solely from any Facility Document or any transactions contemplated thereunder).

“Participant Register” has the meaning set forth in Section 9.05(g)(iv).

“Payment Notice” as defined in Section 2.15(i)(B).

“Payment Recipient” as defined in Section 2.15(i)(A).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 or Section 430 of the Code or Section 302 or Title IV of ERISA.

“Permitted Acquisition” has the meaning set forth in clause 3 of the definition of Permitted Investments.

“Permitted Equity Issuance” means any issuance of Equity Interests (other than Disqualified Stock) by the Borrower permitted under this Agreement.

“Permitted Holders” means the Founders.

“Permitted Investments” means:

(1)            (x) any Investment in the Borrower or any Subsidiary of the Borrower (other than a Receivables Entity and other than Loan SPV); provided that the Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of all Investments by the Loan Parties in Subsidiaries of the Borrower other than Loan Parties pursuant to this clause (x) of paragraph (1), together with all Investments pursuant to paragraph (3) below outstanding at such time, shall not exceed $10 million and (y) any Investment in any Canadian Subsidiary (other than a Receivables Entity) in the form of cash or Cash Equivalents made in the ordinary course of business; provided that the assets held by such Canadian Subsidiary in which an Investment is made pursuant to this clause (y) of paragraph (1) consist entirely of assets comprising the Canadian direct-lending line of business (other than de minimis assets) (any Subsidiary described in this clause (y), a “Canadian Direct Lending Subsidiary”);

(2)            any Investment in cash or Cash Equivalents;

(3)            any Investment by the Borrower or any Subsidiary of the Borrower in a Person, if as a result of such Investment (A) such Person becomes a Subsidiary of the Borrower (other than a Receivables Entity and other than Loan SPV) or (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary of the Borrower (other than a Receivables Entity and other than Loan SPV); provided that the Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of all Investments pursuant to this paragraph (3), together with all Investments by Loan Parties in Subsidiaries of the Borrower other than Loan Parties pursuant to clause (x) of paragraph (1) above outstanding at such time, shall not exceed $10 million (any Investment pursuant to this clause (3), a “Permitted Acquisition”);

(4)            any Investment existing on the Closing Date (and set forth on Schedule 1.01(A) attached hereto) or made pursuant to binding commitments in effect on the Closing Date (and set forth on Schedule 1.01(A) attached hereto) or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date (and set forth on Schedule 1.01(A) attached hereto); provided that the amount of any such Investment may be increased only (x) as required by the terms of such Investment as in existence on the Closing Date or (y) as otherwise permitted under this Agreement;

(5)            any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.19;

(6)            Hedging Obligations that are Incurred by the Borrower or any of its Subsidiaries for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding or (B) currency exchange risk in connection with existing financial obligations and not for purposes of speculation;

(7)              Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(8)              loans and advances to officers, directors and employees of the Borrower and its Subsidiaries in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding;

(9)              any Investment consisting of a Guarantee permitted by Section 5.18;

(10)            (a) the issuance of Loans on the Closing Date in an aggregate initial principal amount equal to $[***] to Loan SPV and (b) any redemption or repurchase of the Backstop Notes by Loan SPV in accordance with the terms thereof;

(11)            Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency, foreclosure or similar proceedings, in each case in the ordinary course of business;

(12)            advances to customers or suppliers in the ordinary course of business;

(13)            Investments consisting of purchases and acquisitions of supplies, materials and equipment or purchases or contract rights or licenses of intellectual property, in each case in the ordinary course of business;

(14)            receivables owing to the Borrower or any of its Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(15)            CSO Obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(16)            Investments consisting of obligations of officers and employees to the Borrower or its Subsidiaries in connection with such officer’s and employees’ acquisition of Equity Interests in the Borrower (other than Disqualified Stock) so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such obligations); or

(17)            Investments in a Receivables Entity, or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a purchase money note, contribution or sale of receivables or an equity interest.

“Permitted Liens” means:

(1)            subject to the terms of the Intercreditor Agreement, Liens on the Collateral securing Indebtedness permitted to be Incurred pursuant to Section 5.18(b)(i) (which shall be junior in priority to the Liens securing the Obligations or any Guarantees thereof);

(2)            Liens in favor of the Borrower or a Guarantor;

(3)            Liens on the Loans held by Loan SPV, the proceeds of such Loans, and the other assets of Loan SPV, in each case securing the Backstop Notes;

(4)            [reserved;]

(5)            Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, workmen’s compensation or unemployment obligations or other obligations of a like nature, or to secure letters of credit issued with respect to such obligations, Incurred in the ordinary course of business;

(6)            Liens consisting of deposits in connection with leases or other similar obligations, or securing letters of credit issued in lieu of such deposits, incurred in the ordinary course of business, and cash deposits in connection with acquisitions otherwise permitted under this Agreement;

(7)            [reserved;]

(8)            Liens existing on the Closing Date (provided that such Liens, to the extent securing obligations in excess of $1 million individually or $2 million in the aggregate, are set forth on Schedule 1.01(B)) and replacement Liens that do not encumber additional assets or secure increased obligations, unless such encumbrance is otherwise permitted;

(9)            Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10)          Liens securing Permitted Refinancing Debt other than Indebtedness incurred pursuant to Section 5.18(b)(i); provided that the obligor under such Indebtedness was permitted to Incur such Liens with respect to the Indebtedness so refinanced under this Indenture and:

(a)            the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(b)            the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Debt; and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(c)            if the original Lien is on any portion of the Collateral and junior in priority to the Liens securing the Obligations and the Guarantees thereof, the new Lien shall be junior in priority to the Liens securing the Obligations and the Guarantees thereof;

(11)            statutory and common law Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12)            Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(13)            Liens arising from filings of UCC financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;

(14)            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(15)            Liens securing the Obligations or any Guarantees thereof;

(16)            [reserved;]

(17)            [reserved;]

(18)            encumbrances or exceptions expressly permitted pursuant to the Mortgages;

(19)            Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including Liens securing letters of credit issued in the ordinary course of business in connection therewith;

(20)            [reserved;]

(21)            Liens on the property or assets of the Canadian Recourse Facility Borrower securing the Canadian Recourse Facility; and

(22)            any Lien on (a) loans receivable and related assets of the types specified in the definition of “Qualified Receivables Transaction” transferred to a Receivables Entity or on assets of a Receivables Entity or (b) Servicer Accounts, in each case under clauses (a) or (b), granted in connection with (and as security for) a Qualified Receivables Transaction.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest in connection with or in respect of any referenced Indebtedness.

“Permitted Refinancing Debt” means any Indebtedness of the Borrower or any of its Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance (including through the issuance of debt securities), renew, replace (whether or not upon termination and whether with the original lenders, institutional investors or otherwise), defease or refund other Indebtedness of the Borrower or any of its Subsidiaries, in whole or in part; provided that:

(1)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount and premium, if any, plus accrued interest (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any fees and expenses Incurred in connection therewith);

(2)            such Permitted Refinancing Debt has a final scheduled maturity date later than the final scheduled maturity date of, and has a Weighted Average Life equal to or greater than the Weighted Average Life of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)            if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is (i) subordinated in right of payment to the Obligations or any Guarantee thereof, such Permitted Refinancing Debt is subordinated in right of payment to, the Obligations or any Guarantee thereof on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (ii) secured by Liens on any of the Collateral junior in priority to the Liens securing the Obligations or any Guarantee thereof, such Permitted Refinancing Debt is either unsecured or secured by Liens on any of the Collateral junior in priority to the Liens securing the Obligations or any Guarantee thereof on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (iii) unsecured, such Permitted Refinancing Debt is unsecured; and

(4)            such Indebtedness is incurred either by the Borrower or by the Subsidiary of the Borrower that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or would otherwise be permitted to Incur such Indebtedness.

“Person” means any individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, association, estate, organization, joint venture or other entity, or a government or any agency or political subdivision or agency thereof.

“Platform” has the meaning set forth in Section 5.04.

“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, among the Borrower and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prepayment Notice” has the meaning set forth in Section 2.13(a).

“Prepayment Premium” has the meaning set forth in Section 2.13(b).

“Principal Office” means, for the Administrative Agent, its “Principal Office” or account which may include such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Commitment or Loans of any Lender or any participations purchased therein by any Lender, as the context requires, the percentage obtained by dividing (x) the Exposure of that Lender by (y) the aggregate Exposure of all Lenders.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Receivables Facility” means any Indebtedness incurred in connection with a Qualified Receivables Transaction. Each of the Existing First Heritage SPV Facility, the Existing Flexiti Securitization Notes, the Existing Flexiti SPV Facility, the Existing Heights SPV Facility and the Existing Revolving Canada SPV Facility, as in effect on the Closing Date, shall constitute a Qualified Receivables Facility.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of the Subsidiaries pursuant to which the Borrower or any of the Subsidiaries may sell, convey or otherwise transfer to:

(1)            a Receivables Entity (in the case of a transfer by the Borrower or any of the Subsidiaries); or

(2)            any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any loans receivable (whether now existing or arising in the future) of the Borrower or any of the Subsidiaries, and any assets related thereto, including all collateral securing such loans receivable, all contracts and all Guarantees or other obligations in respect of such loans receivable, proceeds of such loans receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving loans receivable or refinancings thereof; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the chief financial officer of the Borrower ).

For the avoidance of doubt, each of the transactions contemplated by each of the Existing Heights SPV Facility, the Existing First Heritage SPV Facility, the Existing Revolving Canada SPV Facility, the Existing Flexiti Securitization Notes and the Existing Flexiti SPV Facility (each as in effect on the Closing Date (after giving effect to Section 3.01(j))) is a “Qualified Receivables Transaction.”

“Receivables Entity” means (a) a Wholly-Owned Subsidiary of the Borrower or (b) another Person, engaging in a Qualified Receivables Transaction with the Borrower, in each case, that engages in no activities other than in connection with the financing of loans receivables and is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Entity, and in either of clause (a) or (b):

(1)            no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity:

(A)            is Guaranteed by the Borrower or any Subsidiary of the Borrower (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(B)            is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way (other than pursuant to Standard Securitization Undertakings), or

(C)            subjects any property or asset of the Borrower or any Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings);

(2)            the entity is not an Affiliate of the Borrower or is an entity with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms that the Borrower reasonably believes to be not materially less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(3)            is an entity to which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of such Board of Directors giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.

Each of Heights Financing I, LLC, First Heritage Financing I, LLC, CURO Canada Receivables GP, Inc., CURO Canada Receivables Limited Partnership, Flexiti Securitization General Partner, Inc., Flexiti Securitization Limited Partnership, and Flexiti Financing SPE Corp. is deemed to have been designated as a Receivables Entity as of the Closing Date.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning specified in Section 2.08(b).

“Regulation D” means Regulation D of the Board, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act.

“Regulation T” means Regulation T issued by the Board.

“Regulation U” means Regulation U issued by the Board.

“Regulation X” means Regulation X issued by the Board.

“Related Fund” means, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, employees, shareholders, controlling Persons, counsel, representatives, attorneys-in-fact, agents and advisors of such Person and of such Person’s Affiliates and each of their heirs, successors and assigns.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Required Ad Hoc Group Lenders” means, as of any date of determination, Lenders in the Ad Hoc Group holding more than 50% of the sum of the aggregate Exposure of all Lenders in the Ad Hoc Group.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the aggregate Exposure of all Lenders; provided that “Required Lenders” shall always include at least two (2) unaffiliated Lenders if there are two or more unaffiliated Lenders.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 5.16.

“Scheduled Maturity Date” means August 2, 2027.

“SEC” means the United States Securities and Exchange Commission and any successor Governmental Authority performing a similar function.

“Secured Hedging Obligations” means all Hedging Obligations of any Loan Party pursuant to an agreement with any person that, at the time it enters into such agreement (or on the Closing Date), is an Agent, a Lender or an Affiliate of an Agent or a Lender; provided that obligations under such agreement are not designated by notice delivered by the Borrower to the Administrative Agent to be excluded from being Secured Hedging Obligations.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Borrower and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Servicer Account” means any deposit account or securities account used as a collection account for loans receivable contributed or sold to the applicable Receivables Entity that is periodically swept to a zero balance or subject to a requirement to transfer collections therefrom on a periodic basis.

“Set-off Party” has the meaning specified in Section 9.12.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, or a reasonable extension or expansion thereof.

“Solvent” means, with respect to the Borrower and any of its Subsidiaries on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Borrower and its Subsidiaries’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s and its Subsidiaries’ present assets; (b) the Borrower and its Subsidiaries’ capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 7.10).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that, taken as a whole, are customary for a non-recourse loans receivable financing transaction.

“Subsidiary” of any Person means:

(1)            any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

(2)            any partnership, limited liability company, association, joint venture, business trust or other entity in which such Person, directly or indirectly, has at least a majority ownership interest entitled to vote at the election of directors, managers or trustees thereof (or other person performing similar functions).

Except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Borrower.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase transactions, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Swap Master Agreement”), including any such obligations or liabilities under any Swap Master Agreement.

“Swap Master Agreement” has the meaning set forth in the definition of Swap Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax” means any present or future tax, levy, impost, duty, assessment, deduction or withholding or similar charges in the nature of a tax imposed by any Governmental Authority (and interest, fines, penalties and additions related thereto).

“Treasury Rate” means, at any prepayment date, the yield to maturity as of such prepayment date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such prepayment date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such prepayment date to the second anniversary of the Closing Date; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such prepayment date to the second anniversary of the Closing Date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Transactions” means the borrowing of Loans by the Borrower under this Agreement contemplated to be funded on the Closing Date, and the payment of fees and expenses, incurred in connection with the foregoing.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” has the meaning set forth in Section 2.19(c).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Cash” means, with respect to any Person(s), cash or Cash Equivalents of such Person(s) that would not appear as “restricted” on a consolidated balance sheet of such Person(s).

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted Average Life” means, as of any date, with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such Indebtedness multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock of which (other than directors’ qualifying shares and nominal amounts required to be held by local nationals) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person (or any combination thereof).

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02      Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Section 1.03      Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis. If at any time any change in GAAP would affect the computation of any provision (including any definition, financial ratio or requirement set forth in any Facility Document), and either the Borrower or Administrative Agent shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04      Principles of Construction. All references to Articles, Sections, Schedules, Exhibits, and Appendices are to Articles, Sections, Schedules, Exhibits, and Appendices in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to agreements and other contractual instruments shall be deemed to include subsequent amendments, permitted assignments and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of any Facility Document. Furthermore, any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time.

Section 1.05      [Reserved].

Section 1.06      Divisions. Any restriction, condition or prohibition applicable to a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term set forth in the Facility Documents shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable. Any reference in any Facility Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person under the Facility Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity.

Article II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01      Commitments. Subject to the terms and conditions hereof, each Lender agrees, severally and not jointly, to make Loans to the Borrower on the Closing Date in an aggregate amount not to exceed such Lender’s Commitment. The full amount of the Commitments must be drawn in a single drawing on the Closing Date and amounts of Loans that are repaid or prepaid may not be reborrowed.

Section 2.02      Borrowing Mechanics for Loans.

(a)            [Reserved.]

(b)            If the Borrower desires that Lenders make Loans to it on the Closing Date, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Borrowing Request not later than 12:00 noon (New York time) at least one Business Day in advance of the Closing Date; provided that a Borrowing Notice may state that such notice is conditioned upon the occurrence of the Closing Date, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)            [Reserved.]

(d)            Notice of receipt of each Borrowing Request in respect of Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each Lender by electronic mail with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 12:00 noon (New York time)) on the same day as the Administrative Agent’s receipt of such notice from the Borrower.

(e)            Each Lender shall make the amount of its Loan available to the Administrative Agent not later than 12:00 noon (New York time) on the Closing Date by wire transfer of same day funds in Dollars at the Principal Office designated by the Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein and receipt of all applicable funds from the Lenders, the Administrative Agent shall make the proceeds of such Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.03      Payment of Loans. Notwithstanding any other provision hereof or of any other Facility Document, all Loans, all accrued interest thereon and all other Obligations (other than Additional Secured Obligations) shall be payable by the Borrower on the Maturity Date.

Section 2.04      [Reserved].

Section 2.05      [Reserved].

Section 2.06      Pro Rata Shares; Availability of Funds.

(a)            Pro Rata Shares. All Loans (other than fees paid in kind in accordance with the terms of the Facility Documents, which shall be paid as set forth therein) shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)            Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Closing Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Closing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Closing Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall within five (5) Business Days pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to the Administrative Agent. Nothing in this Section 2.06(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.07      Use of Proceeds. The proceeds of the Loans shall be applied by the Borrower to (a) repayment in full of the Bay Coast Revolving Credit Facility, (b) the payment of fees and expenses relating to the Transactions and (c) other general corporate purposes. No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board or any other regulation thereof or to violate the Exchange Act.

Section 2.08      Evidence of Indebtedness; Register; Notes.

(a)            Lenders’ Evidence of Indebtedness. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it, the amount of interest and fees paid to it in kind and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s Obligations in respect of any Loans; provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)            Register. The Administrative Agent (or its agent or sub-agent appointed by it), as a non-fiduciary agent of Borrower, shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitment and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior written notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 9.05, any payment of interest or fees in kind and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.08, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute Indemnitees.

(c)            Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.05) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

Section 2.09      Interest on Loans.

(a)            Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at a rate equal to 18.00% per annum.

(b)            [Reserved].

(c)            Except as otherwise set forth herein, interest on each Loan shall be payable in cash; provided that the Borrower may elect to pay interest partially in cash and partially in kind as follows: (i) from the Closing Date until the first anniversary of the Closing Date, the Borrower may elect to pay up to 12.00% per annum in kind and the remainder of such interest in cash and (ii) thereafter, the Borrower may elect to pay up to 9.00% per annum in kind and the remainder of such interest in cash. Borrower shall deliver written notice of its election to pay less than all interest in cash to the Administrative Agent at least six (6) Business Days prior to the applicable Interest Payment Date; if the Borrower does not submit such notice, the Borrower shall be deemed to have elected to pay interest in kind to the maximum permissible extent. Any interest that is paid in kind shall be capitalized and added to the outstanding principal amount of the Loans and constitute Loans for all purposes under the Facility Documents and shall be payable as part of the outstanding principal amount of the Loans upon any prepayment of the Loans in accordance with the terms of the Facility Documents, whether voluntary or mandatory, and shall be payable in cash as part of the outstanding principal amount of the Loans upon the Maturity Date. All capitalized amounts shall constitute principal of the Loans and shall accrue interest from the date capitalized at the rate at which the Loans accrue interest, payable in accordance with this Section 2.09.

(d)            Except as otherwise set forth herein, interest on each Loan shall be computed on the basis of a 365-day year, for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)            Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity or upon acceleration of such Loan.

Section 2.10      [Reserved].

Section 2.11      Default Interest; Late Fees. If (a) all or any portion of the principal amount of or interest on any Loan shall not be paid when due (whether at stated maturity, by acceleration or otherwise) or (b) an Event of Default shall occur and be continuing, the applicable portion of such Obligations or, as to clause (b), all outstanding Loans (whether or not overdue) shall bear interest, from the date of such nonpayment until such amount is paid in full or from the date of occurrence of such Event of Default until such Event of Default ceases to be continuing, at a rate per annum (the “Default Rate”) that is equal to the rate that would otherwise be applicable to such loans pursuant to Section 2.09 plus 2.00% per annum. Payment or acceptance of the increased rates of interest provided for in this Section 2.11 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender. Interest accruing pursuant to this Section 2.11 is payable on demand in cash in arrears.

Section 2.12      Fees.

(a)            The Borrower agrees to pay on the Closing Date to the Administrative Agent, for the ratable account of each Lender, an upfront fee equal to 2.50% of the aggregate principal amount of the Loans funded on the Closing Date, which fee shall be paid in kind and added to the principal amount of the Loans outstanding.

(b)            The Borrower shall pay to the Agents, for the account of the Agents, the fees and other amounts set forth in the Agent Fee Letter in the amounts, and at the times, specified therein.

(c)            The Borrower shall pay to the applicable counterparties, for the account of such counterparties, the fees and other amounts set forth in each other fee letter constituting a Facility Document in the amounts, and at the times, specified therein.

(d)            All fees referred to in this Section 2.12 shall, except as otherwise stated, be paid to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute such fees to the stated recipients thereof. Any fees that are paid in kind (whether pursuant to this Section 2.12 or any other Facility Document) shall be capitalized and added to the outstanding principal amount of the Loans and constitute Loans for all purposes under the Facility Documents and shall be payable as part of the outstanding principal amount of such Loans upon any prepayment of such Loans in accordance with the terms of the Facility Documents, whether voluntary or mandatory, and shall be payable in cash as part of the outstanding principal amount of such Loans upon the Maturity Date. All capitalized amounts shall constitute principal of the Loans and shall accrue interest from the date capitalized at the rate at which the Loans accrue interest, payable in accordance with Section 2.09.

Section 2.13      Voluntary Prepayments.

(a)            Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (except as set forth in Section 2.13(b) and subject to prior notice in accordance with the provisions of this Section 2.13) in an aggregate principal amount equal to $500,000, any integral multiple thereof in excess of $500,000 or the aggregate principal amount outstanding. The Borrower shall provide written notice to the Administrative Agent of the voluntary prepayment of any Loans (the “Prepayment Notice”) not later than 2:00 p.m. (New York City time) at least three (3) Business Days prior to such voluntary prepayment. Each such Prepayment Notice shall be irrevocable and the principal amount of the Loans specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All voluntary prepayments of Loans shall be accompanied by accrued and unpaid interest on the principal amount repaid.

(b)            If the Borrower elects to prepay any Loans on a prepayment date prior to the fourth anniversary of the Closing Date, then the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a prepayment premium calculated as follows (the “Prepayment Premium”):

(i)            if the prepayment date occurs at any time prior to the second anniversary of the Closing Date, the Make-Whole Amount;

(ii)            if the prepayment date occurs at any time from or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, 9.00% of the aggregate principal amount of Loans being prepaid;

(iii)            if the prepayment date occurs at any time from or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, 4.50% of the aggregate principal amount of Loans being prepaid.

(c)            Any such voluntary prepayment shall be applied ratably to the Loans of each Lender.

Section 2.14      Mandatory Prepayments. (a) The Borrower shall apply (i) all Net Proceeds of Asset Sales permitted by Section 5.19(r) and of all Events of Loss, in each case to the extent in excess of $10 million in the aggregate for all such transactions and occurrences since the Closing Date and (ii) all Net Proceeds of Incurrences of Indebtedness not permitted by Section 5.18 to prepay Loans within 5 Business Days after receipt thereof.

(b)            All mandatory prepayments of Loans shall be accompanied by (1) accrued and unpaid interest on the principal amount repaid and (2) if such mandatory prepayment is made prior to the fourth anniversary of the Closing Date, the Prepayment Premium, calculated as if Loans in a principal amount equal to the amount of such mandatory prepayment were being voluntarily prepaid on the date of such mandatory prepayment.

(c)            The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans not later than 2:00 p.m. (New York City time) five (5) Business Days prior to the date of such mandatory prepayment. Each such notice shall specify the date of such mandatory prepayment and provide a reasonably detailed calculation of the amount of such prepayment, the interest payable in connection therewith, and, if applicable the Prepayment Premium. The Administrative Agent will promptly notify each Lender of the contents of any such prepayment notice and of such Lender’s ratable portion of such prepayment. Any such mandatory prepayment shall be applied ratably to the Loans of each Lender; provided that any Lender (a “Declining Lender” and any Lender which is not a Declining Lender, an “Accepting Lender”) may elect, by delivering written notice to the Administrative Agent and the Borrower not later than 3:00 p.m. (New York City time) one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that any amount of any mandatory prepayment otherwise required to be made with respect to the Loans held by such Lender not be made (the aggregate amount of such prepayments declined by the Declining Lenders, the “Declined Prepayment Amount”); provided further if a Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans; provided further that Loan SPV shall be treated as a Declining Lender with respect to the portion of any such mandatory prepayment that it elects not be made and an Accepting Lender with respect to the portion of any such mandatory prepayment that it elects to be made. In the event that the Declined Prepayment Amount is greater than $0, the Administrative Agent will promptly notify each Accepting Lender of the amount of such Declined Prepayment Amount and of any such Accepting Lender’s ratable portion of such Declined Prepayment Amount (based on such Lender’s pro rata share of the Loans other than the Loans of Declining Lenders)). Any such Accepting Term Lender may elect, by delivering, not later than 3:00 p.m. (New York City time) one (1) Business Day after the date of such Accepting Lender’s receipt of notice from the Administrative Agent regarding such additional prepayment, a written notice, that such Accepting Lender’s ratable portion of such Declined Prepayment Amount not be applied to repay such Accepting Lender’s Loans, in which case the portion of such Declined Prepayment Amount which would otherwise have been applied to such Loans of the Declining Lenders shall instead be retained by the Borrower. Each Lender’s ratable portion of such Declined Prepayment Amount (unless declined by the respective Lender as described in the preceding sentence) shall be applied to the respective Loans of such Lenders.

Section 2.15      General Provisions Regarding Payments.

(a)            All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 noon (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders. For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)            All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)            The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder (with respect to mandatory prepayments, subject to Section 2.14(c)), together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)            [Reserved].

(e)            Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment fees hereunder.

(f)            The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)            The Administrative Agent may deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 12:00 noon (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt written notice to the Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 6.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

(h)            If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 6.01, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in the Security Agreement.

(i)            Erroneous Payments.

(A)            If the Administrative Agent notifies a Lender or other Secured Party, or any Person who has received funds on behalf of a Lender or other Secured Party (any such Lender, other Secured Party or other recipient and their respective successors and assigns, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and held in trust for the benefit of the Administrative Agent, and such Lender or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 2.15(i) shall be conclusive, absent manifest error.

(B)            Without limiting the immediately preceding Section 2.15(i)(A), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case, then (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment, and (3) such Payment Recipient shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 2.15.

To avoid doubt, failure to deliver a notice to the Administrative Agent pursuant to this Section 2.15 shall not have any effect on a Payment Recipient’s obligations pursuant to this Section 2.15 or on whether or not an Erroneous Payment has been made.

(C)            Each Lender and Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Facility Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under Section 2.15(i)(A) above or under the indemnification provisions of this Agreement.

(D)            If an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with Section 2.15(i)(A), from any Payment Recipient that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, and (D) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(E)            Subject to Section 9.05, the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(F)            The Borrower and each other Loan Party hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be contractually subrogated (irrespective of whether the Administrative Agent may be equitably subrogated) to all the rights of such Lender or other Secured Party under the Facility Documents with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as a payment or satisfaction of any of the Obligations, the Obligations or part thereof that were so credited, and all rights of the applicable Lender, other Secured Party or Administrative Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided, however, the amount of such Erroneous Payment that is comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment shall be credited as a payment or satisfaction of the Obligations and the Obligations or part thereof that were so credited shall not be reinstated.

(G)            To the extent permitted by applicable requirements of law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(H)            Each party’s obligations, agreements and waivers under this Section 2.15(i) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or other Secured Party, the termination of any Commitment or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Facility Document.

(I)            Notwithstanding anything to the contrary in this Section 2.15(i), the Loan Parties shall have no obligations, liabilities or responsibilities for any actions, consequences or remediation (including the repayment or recovery of any amounts) contemplated by this Section 2.15(i) (and, for the avoidance of doubt, it is understood and agreed that if a Loan Party has paid principal, interest or any other amounts owed pursuant to a Facility Document, nothing in this Section 2.15(i) (or any equivalent provision) shall require any such Loan Party to pay additional amounts that are duplicative of such previously paid amounts).

Section 2.16      Ratable Sharing. Lenders hereby agree among themselves, that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Facility Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of any amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Facility Documents (collectively, the “Amounts Due” to such Lender) which is greater than the proportion received by any other Lender entitled to payment thereof in respect of such Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Amounts Due to the other Lenders entitled to payment thereof so that all such recoveries of Amounts Due shall be shared by all Lenders in proportion to the Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.16 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it in accordance with the express terms of this Agreement.

Section 2.17      [Reserved].

Section 2.18      Increased Costs; Capital Adequacy.

(a)            Compensation For Increased Costs and Taxes. In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or (ii) imposes any other condition or Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)            Capital Adequacy Adjustment. In the event that any Lender shall have determined that a Change in Law has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitment or other obligations hereunder with respect to the Loans, to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.19      Taxes; Withholding, Etc.

(a)            Payments to Be Free and Clear. All sums payable by or on account of any obligation of any Loan Party hereunder or under any other Facility Document shall (except to the extent required by applicable Law) be paid free and clear of, and without any deduction or withholding for or on account of, any Tax.

(b)            Withholding of Taxes. If any applicable Loan Party or any other applicable withholding agent is required by applicable Law to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Facility Documents, then: (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) if such deduction or withholding is made on account of any Indemnified Tax, the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after such deduction, withholding or payment has been made (including such deductions, withholdings, or payments applicable to additional sums payable under this Section 2.19), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the amount it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after any payment of any Tax by the Borrower pursuant to clause (ii), the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.

(c)            Evidence of Exemption From U.S. Withholding Tax.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in paragraph (A) of Section 2.19(c)(ii), Section 2.19(c)(iii), or Section 2.19(c)(iv)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of paragraph (i), each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and, upon request, at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (A) whichever of the following is applicable: (1) in the case of such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, two (2) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) two (2) executed copies of Internal Revenue Service Form W-8ECI with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner); (3) in the case of such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a Certificate re Non-Bank Status and (y) two (2) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form); or (4) to the extent such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) is not the beneficial owner, two (2) executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, W-BEN, W-8BEN-E, a Certificate re Non-Bank Status, Internal Revenue Service Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Certificate re Non-Bank Status on behalf of each such direct and indirect partner; and (B) executed copies of any other form required under the Code and reasonably requested by the Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal withholding tax with respect to any payments to such Lender of interest payable under any of the Facility Documents.

(iii)            Without limiting the generality of paragraph (i), each Lender that is a U.S. Person (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, is owned by a U.S. Person) (such Lender or such owner, as applicable, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) executed copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States federal backup withholding tax, or otherwise prove that it is entitled to such an exemption.

(iv)            FATCA. If a payment made to a Recipient under any Facility Document would be subject to United States federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower or Administrative Agent to comply with its obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this paragraph (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)            Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(vi)            If the Administrative Agent is a U.S. Person (or if the Administrative Agent is disregarded as an entity separate from its owner for U.S. federal income tax purposes and such owner is a U.S. Person), it (or such owner, as applicable) shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) two (2) executed copies of Internal Revenue Service Form W-9 certifying that the Administrative Agent (or such owner, as applicable) is entitled to an exemption from U.S. federal backup withholding Tax. If the Administrative Agent is not a U.S. Person (or if the Administrative Agent is disregarded as an entity separate from its owner for U.S. federal income tax purposes and such owner is not a U.S. Person), it (or such owner, as applicable) shall provide to the Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (A) with respect to payments received for the Administrative Agent’s own account, two (2) executed copies of Internal Revenue Service Form W-8ECI with respect the Administrative Agent (or such owner, as applicable), and (B) with respect to payments received on account of any Lender, two (2) executed copies of Internal Revenue Service Form W-8IMY certifying that the Administrative Agent (or such owner, as applicable) is either (x) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a “U.S. person” with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent (or such owner, as applicable) as a “U.S. person” with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the Treasury regulations) or (y) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of the Code and/or primary IRS Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others.

(d)            Payment of Other Taxes. Without limiting the provisions of or duplicating any amounts payable pursuant to Section 2.19(b), the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable Law (or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes). The Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(e)            Indemnified Taxes. Without limiting the provisions of or duplicating any amounts payable pursuant to Sections 2.19(b) or 2.19(d), the Borrower shall indemnify the Administrative Agent and any Lender for the full amount of Indemnified Taxes (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid or payable by the Administrative Agent or any Lender or any of their respective Affiliates or required to be withheld or deducted from a payment to the Administrative Agent or any Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (with supporting documentation as necessary) delivered to the Borrower shall be conclusive absent manifest error. Such payment shall be due within ten (10) days after demand therefor.

(f)            Repayment. If the Borrower pays any additional amounts or makes an indemnity payment under this Section 2.19 to any Lender or the Administrative Agent, and such Lender or the Administrative Agent determines in its sole discretion exercised in good faith that it has actually received in connection therewith any refund of the underlying Indemnified Taxes, such Lender or the Administrative Agent shall pay to the Borrower an amount equal to such refund which was obtained by such Lender or Administrative Agent (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Indemnified Taxes giving rise to such refund) reduced by all reasonable out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender or the Administrative Agent, shall repay the amount paid over to the Borrower to any Lender or the Administrative Agent in the event any Lender or the Administrative Agent is required to repay such refund, plus any interest, penalties or other charges. Notwithstanding anything to the contrary in this paragraph (f), in no event will any Lender or the Administrative Agent be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place any Lender or the Administrative Agent in a less favorable net after-Tax position than such Lender or the Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender or the Administrative Agent to disclose any Confidential Information to the Borrower or any other Person (including its Tax returns).

(g)            Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Facility Document.

Section 2.20      Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Sections 2.18 or 2.19, it shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender shall not be obligated to utilize such other office pursuant to this Section 2.20 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

Article III

CONDITIONS PRECEDENT

Section 3.01      Conditions to Closing Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with the terms hereof):

(a)            The Administrative Agent shall have signed this Agreement, the Security Agreement, the Pledge Agreement, and the Intercreditor Agreement and shall have received from each other Person that is to be a party thereto on the Closing Date a counterpart signed by such Person of this Agreement, the Security Agreement, the Pledge Agreement, and the Intercreditor Agreement. The Administrative Agent shall have received copies of UCC-1 financing statements with respect to each Loan Party, to be filed on the Closing Date in the appropriate filing offices.

(b)            The Administrative Agent shall have received a favorable written opinion in form and substance satisfactory to the Administrative Agent (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Kirkland & Ellis LLP, counsel for the Borrower and (ii) local counsel in each jurisdiction in which a Loan Party is organized and the laws of which are not covered by the opinion referred to in clause (i) above.

(c)            The Administrative Agent shall have received, in respect of each Loan Party, a certificate of such Loan Party, dated the Closing Date and executed by a secretary, an assistant secretary or other Authorized Officer of such Loan Party, attaching and certifying (i) a copy of the articles or certificate of incorporation, formation or organization or other comparable organizational document of such Loan Party, which shall be certified by the appropriate Governmental Authority, (ii) a copy of the bylaws or operating, management, partnership or similar agreement of such Loan Party, as applicable, together with all amendments thereto as of the Closing Date, (iii) signature and incumbency certificates of the officers of, or other authorized persons acting on behalf of, such Loan Party executing each Facility Document, (iv) resolutions or written consent, as applicable, of the board of directors or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party, and (v) a good standing certificate (or equivalent) from the applicable Governmental Authority of such Loan Party’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)            The Administrative Agent shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower, certifying that (i) the representations and warranties of the Loan Parties set forth in the Facility Documents are true and correct in all material respects (or, in the case of any such representation or warranty under the Facility Documents already qualified as to materiality, in all respects) on and as of the Closing Date (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall only be certified to be so true and correct in all material respects on and as of such prior date) and (ii) on the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(e)            The Agents, the Lenders and the members of the Ad Hoc Group (or, as applicable, their counsel and other advisors) shall have received (i) payment of all fees and other amounts due and payable by the Borrower or any of its Subsidiaries on or prior to the Closing Date pursuant to this Agreement or any commitment letter or fee letter entered into in connection herewith, and (ii) to the extent invoiced at least one Business Day before the Closing Date, payment or reimbursement of all reasonable out-of-pocket expenses, including the fees and expenses of counsel to the Agent and the Lenders, required to be paid or reimbursed by the Borrower or any of its Subsidiaries in accordance with this Agreement or any other agreement entered in connection with or further to the Transactions.

(f)            The Administrative Agent shall have received, at least two (2) Business Days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (ii) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party, in each case, that has been reasonably requested by any Lender in writing at least five (5) Business Days prior to the Closing Date.

(g)            Holders of not less than 66 2/3% the aggregate outstanding principal amount of Existing Notes (prior to giving effect to the Exchange) shall have consented to the Existing Notes Supplemental Indenture and the Existing Notes Supplemental Indenture shall have become effective. The Exchange shall have or shall substantially simultaneously occur.

(h)            The Borrower and/or its applicable Subsidiaries shall have entered into a New Canadian Receivables SPV with aggregate commitments of at least CAD 100 million and such New Canadian Receivables SPV shall have become effective substantially concurrently with the Closing Date.

(i)            Loan SPV shall have issued the Backstop Notes and shall have received proceeds thereof in an aggregate amount of at least $[***].

(j)            The Borrower and/or its applicable Subsidiaries shall have entered into waivers or amendments with respect to each of the Existing First Heritage SPV Facility, the Existing Flexiti Securitization Notes, the Existing Flexiti SPV Facility, the Existing Heights SPV Facility and the Existing Revolving Canada SPV Facility (which waivers or amendments are in form and substance satisfactory to the Lenders) and all such waivers or amendments shall have become effective.

(k)            The Borrower shall have delivered to the Administrative Agent a solvency certificate in form and substance satisfactory to the Lenders and demonstrating that the Borrower is, together with its Subsidiaries, Solvent.

(l)            The Borrower shall have delivered to the Administrative Agent the Historical Financial Statements.

(m)            The Borrower shall have delivered to the Administrative Agent a 13-week cash flow projection for the Borrower and its Subsidiaries in form and substance, satisfactory to the Required Ad Hoc Group Lenders (the “Closing Date Projections”).

(n)            In order to evidence a continuing valid, perfected first priority security interest in the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, each Loan Party shall have delivered to the Collateral Agent:

(i)            evidence satisfactory to the Collateral Agent of the compliance by each Loan Party of its obligations under the Security Agreement and the other Collateral Documents (including its obligations to execute and deliver UCC financing statements, intellectual property security agreements and originals of stock certificates in respect of Equity Interests (along with corresponding stock powers) and promissory notes in respect of pledged debt (along with allonges)); and

(ii)            evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument in a proper form for filing, if applicable, reasonably required by the Collateral Agent.

(o)            The Administrative Agent shall have received a customary, executed payoff letter with respect to the Bay Coast Revolving Credit Facility in form reasonably satisfactory to it, and the Bay Coast Revolving Credit Facility shall be terminated (and all Guarantees and Liens relating thereto released) substantially concurrently with the occurrence of the Closing Date.

The Administrative Agent shall notify the Loan Parties and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Section 3.02      Conditions to Making of Loans. The obligation of each Lender to make any Loan, on the Closing Date, is subject to the fulfillment or waiver of each of the following conditions precedent:

(a)            Each of the representations and warranties of the Loan Parties set forth in the Facility Documents are true and correct in all material respects (or, in the case of any such representation or warranty under the Facility Documents already qualified as to materiality, in all respects) on and as of the Closing Date (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall only be certified to be so true and correct in all material respects on and as of such prior date).

(b)            No event shall have occurred, or would result from the making of the Loans on the Closing Date or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

(c)            The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

The borrowing of the Loans on the Closing Date shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof that the conditions set forth in paragraphs (a) and (b) of this Section 3.02 have been satisfied.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01      Loan Parties’ Representations and Warranties. The Loan Parties represent and warrant as follows:

(a)            Organization; Requisite Power and Authority; Qualification. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as identified on Schedule 4.01(a), (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Facility Documents to which it is a party and to carry out the Transactions contemplated thereby and (iii) is qualified to do business and in good standing in every jurisdiction where any material portion of its assets are located and wherever necessary to carry out its material business and operations, except in the case of subclause (iii), where the failure to be so qualified or so to be in good standing could not reasonably be expected to have a Material Adverse Effect.

(b)            Equity Interests and Ownership. The Equity Interests of each of the Borrower and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.01(b), as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of the Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of the Borrower or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of the Borrower or any of its Subsidiaries. Schedule 4.01(b) correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

(c)            Due Authorization. The execution, delivery and performance of the Facility Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

(d)            No Conflict. The execution, delivery and performance by the Loan Parties of the Facility Documents to which they are parties and the consummation of the Transactions do not and will not (i) violate (A) any provision of any Law or any governmental rule or regulation applicable to any such Loan Party, (B) any of the Organizational Documents of any Loan Party or (C) any order, judgment or decree of any court or other agency of government binding on such Loan Party; (ii) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Loan Party; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party (other than any Liens created under any of the Facility Documents in favor of the Collateral Agent on behalf of the Secured Parties); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents which have been obtained on or before the Closing Date and disclosed in writing to the Lenders.

(e)            Governmental Consents. The execution, delivery and performance by each Loan Party of the Facility Documents to which it is a party and the consummation of the transactions contemplated by the Facility Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date or such later date as is permitted under this Agreement or the other Facility Documents.

(f)            Binding Obligation. Each Facility Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(g)            Historical Financial Statements; Closing Date Projections. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the date thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. The Closing Date Projections were prepared in good faith and based upon assumptions which, in light of the circumstances under which they were made, were, and continue to be as of the Closing Date, reasonable and reflect the best available estimates and judgments of the Borrower’s senior management as to the expected future performance of the Borrower and its Subsidiaries as of Closing Date

(h)            No Material Adverse Change. Since December 31, 2022, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(i)            Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries (i) is in violation of any applicable Laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j)            Payment of Taxes. All income and other material Tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed. All Taxes due and payable and all assessments, fees, Taxes and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for Taxes (i) that are being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and (ii) where such failure to pay is not adverse in any material respect to the Lenders; provided, in each case, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(k)            Properties. The Borrower and each of its Subsidiaries has (A) good, sufficient and legal title to (in the case of fee interests in real property), (B) valid leasehold interests in (in the case of leasehold interests in real or personal property), (C) valid licensed rights in (in the case of licensed interests in intellectual property) and (D) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the Historical Financial Statements referred to in Section 4.01(g) and in the most recent financial statements delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(l)            Environmental Matters. In each case, except to the extent not reasonably likely to result in a Material Adverse Effect, (i) the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws, and any past noncompliance has been fully resolved without any pending, on-going or future obligation or cost; (ii) the Borrower and each of its Subsidiaries has obtained and maintained in full force and effect all Governmental Authorizations required pursuant to Environmental Laws for the operation of their respective business; (iii) to the Borrower and each Subsidiary’s knowledge, there are and have been no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Material which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries; (iv) there are no pending Environmental Claims against the Borrower or any of its Subsidiaries, and neither the Borrower nor any of its Subsidiaries has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; and (v) no Lien imposed pursuant to any Environmental Law has attached to any Collateral and, to the knowledge of any Loan Party, no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral.

(m)            No Defaults. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(n)            Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(o)            Margin Stock. Neither the Borrower nor any of its Subsidiaries owns any Margin Stock.

(p)            Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that would result in a Material Adverse Effect.

(q)            Solvency. The Loan Parties, taken as a whole, are, and on any date on which this representation and warranty is made, shall be, Solvent.

(r)            Compliance with Statutes, Etc. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its assets and property (including compliance with all applicable Environmental Laws), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(s)            Disclosure. The representations and warranties of the Loan Parties contained in the Facility Documents and in the other documents, certificates or written statements furnished to the Lenders by or on behalf of the Borrower and its Subsidiaries for use in connection with the Transactions contemplated hereby, in each case, as modified or supplemented by other information so furnished, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to the Borrower and its Subsidiaries, in the case of any document not furnished by them) necessary in order to make the statements contained therein not misleading in light of the circumstances under which the same were made; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered, it being understood that any such projected financial information may vary from actual results and such variations could be material.

(t)            PATRIOT Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(u)            Collateral. All Obligations are secured by the Collateral under the Collateral Documents and entitled to a senior secured position with respect to such Collateral thereunder in accordance with the terms thereof.

Article V

COVENANTS

So long as any Commitment is in effect and any Obligation (other than Additional Secured Obligations and contingent indemnification and expense reimbursement obligations not then due) hereunder remains unpaid:

Section 5.01      Financial Statements and Other Reports. In the case of the Borrower, the Borrower shall deliver to the Administrative Agent (which shall furnish to each Lender):

(a)            Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations, income, changes in stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, which consolidated balance sheets and related consolidated statements of operations, income, changes in stockholders’ equity and cash flows shall be accompanied by customary management’s discussion and analysis, together with a Financial Officer Certification; provided that the delivery by the Borrower of quarterly reports on Form 10-Q shall satisfy the requirements of this Section 5.01(a) to the extent such quarterly reports include the information specified herein (it being understood that any such financials statements that are publicly accessible through the website of the Borrower or the website of the SEC will be deemed to be provided in accordance with this Section 5.01(a));

(b)            Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of operations, income, changes in stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, which consolidated balance sheets and related consolidated statements of operations, income, changes in stockholders’ equity and cash flows shall be accompanied by customary management’s discussion and analysis, together with a Financial Officer Certification; and (ii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to the Administrative Agent (which report and/or the accompanying financial statements shall be unqualified (except to the extent (and only to the extent) that a “going concern” qualification or statement relates to the report and opinion accompanying the financial statements for the Fiscal Year ending immediately prior to the Scheduled Maturity Date and which qualification or statement is solely a consequence of such impending Scheduled Maturity Date under this Agreement), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except, with respect to GAAP being applied on a consistent basis, as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards); provided that the delivery by the Borrower of annual reports on Form 10-K shall satisfy the requirements of this Section 5.01(b) to the extent such annual reports include the information specified herein (it being understood that any such financials statements that are publicly accessible through the website of the Borrower or the website of the SEC will be deemed to be provided in accordance with this Section 5.01(b));

(c)            Compliance Certificates. (i) Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Section 5.01(a) and (b), a duly executed and completed Compliance Certificate and (ii) within fifteen (15) days after the end of each calendar month (or if such date is not a Business Date, the immediately succeeding Business Day), a duly executed certificate of an Authorized Officer as to whether the Borrower complied with Section 5.26(a) with respect to such calendar month (together with a calculation, consistent with the analogous calculation set forth in a Compliance Certificate, demonstrating such compliance (or lack thereof));

(d)            Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.01(a) or (b) shall differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form reasonably satisfactory to the Administrative Agent;

(e)            Public Reports. Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of its Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (e) shall be deemed delivered for purposes of this Agreement when publicly accessible through the website of the Borrower or the website of the SEC;

(f)            Notice of Default. Promptly upon any Authorized Officer of any Loan Party obtaining knowledge (A) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Loan Party with respect thereto; (B) that any Person has given any notice to any Loan Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 6.01(d); or (C) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower (or such Subsidiary) has taken, is taking and proposes to take with respect thereto;

(g)            Notice of Litigation. Promptly upon any responsible officer of any Loan Party obtaining actual knowledge of (A) any Adverse Proceeding not previously disclosed in writing by the Borrower to the Lenders or (B) any development in any Adverse Proceeding that, in the case of either clause (A) or (B), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or the exercise of rights or performance of obligations under any Facility Document written notice thereof together with such other information as may be reasonably available to the Borrower to enable the Lenders and their counsel to evaluate such matters;

(h)            ERISA. (A) With reasonable promptness, upon the occurrence of any ERISA Event which, either alone or together with the occurrence of another ERISA Event or other ERISA Events, is reasonably expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action such the Borrower, its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto; and (B) upon request of the Administrative Agent, with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, or any of its respective ERISA Affiliates with the Department of Labor with respect to each Pension Plan; (2) all notices received by the Borrower or any of its respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and

(i)            Other Information. Promptly, from time to time, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of any Facility Document as in each case the Administrative Agent (for itself or on behalf of any Lender) or any member of the Ad Hoc Group may reasonably request, and (ii) information and documentation reasonably requested by any Agent (for itself or on behalf of any Lender) for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws.

Section 5.02      Lender Calls. The Borrower agrees that it will use commercially reasonable efforts to hold and participate in quarterly conference calls with Lenders and securities analysts to discuss the financial information delivered pursuant to Section 5.01(a) and (b) not later than ten (10) Business Days after distribution of such financial information (it being understood that such quarterly conference calls may be the same conference calls as with the Borrower’s equity investors and analysts).

Section 5.03      Information Regarding Collateral.

(a)            [Reserved;]

(b)            The Borrower shall furnish to the Collateral Agent prompt written notice of any change (1) in any Loan Party’s corporate name, (2) in any Loan Party’s identity or corporate structure, (3) in any Loan Party’s jurisdiction of organization or (4) in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents; and

(c)            Each Loan Party also agrees promptly to notify (or to have the Borrower notify on its behalf) the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

Section 5.04      Certification of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.04 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Lenders. The Borrower agrees to clearly designate all Information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to public-side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.04 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to the Borrower, its Subsidiaries and their securities.

Section 5.05      Existence. Subject to Section 5.19, the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Subsidiary and (ii) the material rights (charter and statutory), licenses and franchises of the Borrower and each of its Subsidiaries; provided, however, that the Borrower will not be required to preserve any such material right, license or franchise, or the corporate, partnership or other existence of a Subsidiary of the Borrower, if the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders.

Section 5.06      Payment of Taxes and Claims. Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, pay all Taxes imposed upon it (including in its capacity as a withholding agent) or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) adequate reserves or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

Section 5.07      Maintenance of Properties. Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material property used or useful in the business of the Borrower and its Subsidiaries and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.08      Insurance. Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers of national standing, such public liability insurance, third party property damage insurance, business interruption insurance, casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and their Subsidiaries and insurance against other risks, in each case as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons. Each such policy of insurance shall (1) name the Secured Parties as additional insureds thereunder as their interests may appear and (2) in the case of each property insurance policy, contain a customary lender loss payable and/or additional insured clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent.

Section 5.09      Books and Records; Inspections. Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, maintain proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Loan Party shall, and shall cause each of its Subsidiaries to, up to two (2) times in any Fiscal Year or at any time during the continuation of an Event of Default, any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested (in each case subject to confidentiality restrictions and privileged materials).

Section 5.10      Compliance with Contractual Obligations and Laws. Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, comply with the requirements of all Contractual Obligations and all applicable Laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11      Environmental Compliance. Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, use and operate all of its facilities in compliance with all Environmental Laws, keep all necessary Governmental Authorizations required pursuant to any Environmental Laws, and handle all Hazardous Materials in compliance with all Environmental Laws, in each case except where the failure to comply with the terms of this clause could not reasonably be expected to have a Material Adverse Effect.

Section 5.12      Subsidiaries. The Borrower shall promptly send to the Collateral Agent written notice setting forth with respect to any Person that becomes a Subsidiary of the Borrower after the Closing Date (i) the date on which such Person became a Subsidiary of the Borrower and (ii) all of the data required to be set forth in Schedules 4.01(a) and 4.01(b) with respect to all Subsidiaries of the Borrower; and such written notice shall be deemed to supplement Schedule 4.01(a) and 4.01(b) for all purposes hereof.

Section 5.13      Further Assurances. Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, at any time or from time to time upon the request of the Administrative Agent, at the expense of the Loan Parties, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Facility Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the assets of the Loan Parties to the extent and in the manner contemplated by the Facility Documents. Upon the exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Facility Documents which required any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will use commercially reasonable efforts to execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may be reasonably required to obtain from the Borrower or any of its Subsidiaries for such consent, approval, recording, qualification or authorization. If perfecting any Lien on any Collateral that consists of rights that are licensed or leased from a third party requires the consent of such third party pursuant to the terms of an applicable license or lease agreement, and such terms are enforceable under applicable law, the Borrower or the Guarantors, as the case may be, will use all commercially reasonable efforts to obtain such consent with respect to the perfecting of such Lien.

Section 5.14      Mortgages. With respect to any fee interest in any real property that (a) is acquired by the Borrower or a Guarantor after the Closing Date that does not constitute an Excluded Asset set forth in clause (3) of the definition thereof or (b) whether owned by the Borrower or a Guarantor as of the Closing Date or subsequently acquired by the Borrower or a Guarantor, ceases to constitute an Excluded Asset set forth in clause (3) of the definition thereof (such real property referred to individually and collectively as the “Premises”), within 120 days of such acquisition or cessation (as applicable), the Borrower will or will cause the applicable Guarantor, as the case may be, to:

(1)            deliver to the Collateral Agent, as mortgagee, for the benefit of the Secured Parties, fully executed Mortgages, duly executed by the Borrower or the applicable Guarantor, as the case may be, together with evidence of the completion (or satisfactory arrangements for the completion), or all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens and the Intercreditor Agreement, against the Premises purported to be covered thereby;

(2)            deliver to the Collateral Agent, a mortgagee’s title insurance policy in favor of the Collateral Agent in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens and any other exceptions disclosed in such policy, and such policy shall also include, to the extent available and issued at ordinary rates, customary endorsements and shall be accompanied by evidence of the payment in full (or satisfactory arrangements for the payment) of all premiums thereon;

(3)            deliver to the Collateral Agent, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Borrower or the applicable Guarantor, as the case may be, stating that to its knowledge there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Borrower or Guarantor, as applicable, of such Premises for the Borrower or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises and in each case, in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy; and

(4)            deliver to the Collateral Agent an opinion of outside counsel reasonably acceptable to the Collateral Agent that such Mortgage has been duly authorized, executed and delivered by the Borrower or such Guarantor, constitutes a legal, valid, binding and enforceable obligation of the Borrower or such Guarantor and creates a valid perfected Lien in the Premises purported to be covered thereby.

Section 5.15      Post-Closing Obligations. Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, complete all undertakings set forth on Schedule 5.15 attached hereto in the time periods specified therein (as each may be extended by the Administrative Agent in its reasonable discretion).

Section 5.16      Restricted Payments. (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(i)            declare or pay any dividend on, or make any other payment or distribution in respect of, its Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation involving the Borrower) or similar payment to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable to the Borrower or any of its Subsidiaries (and, if such Subsidiary has stockholders other than the Borrower or other Subsidiaries, to its other stockholders on no more than a pro rata basis));

(ii)            purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower held by any Person or any Equity Interests of any Subsidiary of the Borrower held by any Affiliate of the Borrower (in each case other than held by the Borrower or a Subsidiary of the Borrower), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Borrower that are not Disqualified Stock);

(iii)            make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness that is contractually subordinated in right of payment to any of the Obligations or any Guaranty thereof, any Indebtedness that is secured by Liens on any of the Collateral junior in priority to the Liens securing the Obligations or any Guaranty thereof (including for the avoidance of doubt, the Existing Notes and the 1.5 Lien Notes) or any unsecured Indebtedness (other than the payment of interest and other than the purchase, repurchase or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within ninety days of the date of such purchase, repurchase or other acquisition); provided that, for the avoidance of doubt, this clause (iii) shall not prohibit the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Qualified Receivables Facility by the applicable Receivables Entity or of the Backstop Notes by Loan SPV in accordance with the terms thereof; or

(iv)            make any Restricted Investment.

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

(b)            The foregoing provisions will not prohibit:

(i)            the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the irrevocable redemption notice, so long as said date is after the Closing Date, if at said date of declaration or notice, such payment would have complied with the provisions of this Agreement;

(ii)            any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Equity Interests of the Borrower (other than any Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Borrower) or a substantially concurrent cash capital contribution received by the Borrower from its shareholders;

(iii)            the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of the Borrower or any Guarantor that is contractually subordinated in right of payment to any of the Obligations or to any Guaranty thereof, Indebtedness that is secured by Liens on any of the Collateral junior in priority to the Liens securing the Obligations or any Guaranty thereof or unsecured Indebtedness in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt with respect to such Indebtedness;

(iv)            the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of the Borrower or any Subsidiary of the Borrower held by current or former employees, officers, directors or consultants of the Borrower (or any of its Subsidiaries), in each case solely upon such Person’s death, disability, retirement or termination of employment or under the terms of any Employee Benefit Plan or other agreement under which such Equity Interests were issued; provided that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $1.0 million in any Fiscal Year;

(v)            payments of dividends on Disqualified Stock issued pursuant to Section 5.18;

(vi)            repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(vii)            cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Section 5.16;

(viii)            so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (v) of Section 5.18(b);

(ix)            the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Borrower or any Guarantor that is contractually subordinated in right of payment to any of the Obligations or to any Guaranty thereof, any Indebtedness that is secured by Liens on any of the Collateral junior in priority to the Liens securing the Obligations or any Guaranty thereof or any unsecured Indebtedness upon the occurrence of an “asset sale” or “change of control”; provided that no such repurchase, redemption or other acquisition or retirement for value of any such Indebtedness shall be permitted prior to repayment in full of the Loans and all other Obligations that are accrued and payable in connection therewith; or

(x)            on or after January 1, 2025, the repurchase, redemption or other acquisition or retirement for value of 1.5 Lien Notes; provided that (I) the aggregate principal amount of 1.5 Lien Notes repurchased, redeemed or otherwise acquired or retired for value pursuant to this paragraph (x) does not exceed $[***], (II) the Fair Market Value of the consideration paid for any 1.5 Lien Notes in any transaction permitted by this paragraph (x) does not exceed [***]% of the principal amount of the 1.5 Lien Notes repurchased, redeemed or otherwise acquired or retired for value in such transaction and (III) either (x) (1) the Adjusted Pre-Tax Income of the Borrower and its Subsidiaries for the four-Fiscal-Quarter period ending on the last day of the most recent Fiscal Quarter for which financials are available is greater than $[***] and (2) Liquidity, calculated on a pro forma basis after giving effect to such repurchase, redemption or other acquisition or retirement for value, is greater than $[***] or (y) the Required Ad Hoc Group Lenders shall have approved such repurchase, redemption or other acquisition or retirement for value (provided that the Required Ad Hoc Group Lenders shall be deemed to have provided such approval unless the Required Ad Hoc Group Lenders shall object thereto by written notice to the Administrative Agent within four (4) Business Days after having received notice thereof).

(xi)            the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness with respect to a Qualified Receivables Facility.

(c)            The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets proposed to be transferred by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d)            [Reserved.]

(e)            Notwithstanding anything to the contrary set forth in this Section 5.16, no Loan Party shall make any Restricted Payment to, or Investment in, any Subsidiary (other than another Loan Party) consisting of any intellectual property or any other assets (other than cash and Cash Equivalents) material to the operations of the Borrower and its Subsidiaries in the ordinary course of business.

Section 5.17      Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary of the Borrower to:

(i)            pay dividends or make any other distributions to the Borrower or any of its Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii)           pay any Indebtedness owed to the Borrower or any of its Subsidiaries;

(iii)          make any loans or advances to the Borrower or any of its Subsidiaries; or

(iv)            sell, lease or transfer any of its properties or assets to the Borrower or any of its Subsidiaries.

(b)            However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i)            any agreements in effect or entered into on the Closing Date, including agreements governing Existing Indebtedness as in effect on the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof (in each case, regardless of whether such replacement or refinancing is consummated at the same time or later than the termination or repayment of the Indebtedness being refinanced or replaced), in whole or in part; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the Closing Date;

(ii)            the 1.5 Lien Notes Indenture Documents, the Existing Notes Indenture Documents and the Backstop Notes, in each case, in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof (in each case, regardless of whether such replacement or refinancing is consummated at the same time or later than the termination or repayment of the Indebtedness being refinanced or replaced) and any additional credit facilities permitted under this Agreement; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or additional credit facilities are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the 1.5 Lien Notes Indenture Documents as in effect on the Closing Date;

(iii)            the Facility Documents;

(iv)            applicable law and any applicable rule, regulation or order;

(v)            customary non-assignment provisions in leases, licenses or other agreements entered into in the ordinary course of business;

(vi)            purchase money obligations and Capital Lease Obligations that impose restrictions of the nature described in clause (iv) of Section 5.17(a) on the property so acquired;

(vii)            any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Subsidiary of the Borrower that restricts distributions by that Subsidiary pending its sale or other disposition thereof;

(viii)            any agreement or other instrument of a Person acquired by the Borrower or any Subsidiary of the Borrower in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(ix)            Liens that limit the right of the Borrower or any of its Subsidiaries to dispose of the asset or assets subject to such Lien;

(x)             customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(xi)            Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(xii)           any such encumbrance or restriction with respect to any Foreign Subsidiary of the Borrower pursuant to an agreement governing Indebtedness incurred by such Foreign Subsidiary, (a) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive to the Borrower and its Subsidiaries than the encumbrances and restrictions contained in the agreements described in clauses (i) and (ii) above (as determined in good faith by the Borrower), or (b) if such encumbrance or restriction is not materially more restrictive to the Borrower and its Subsidiaries than is customary in comparable financings (as determined in good faith by the Borrower) and either (x) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to make the principal or interest payments on the Loans or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(xiii)          any encumbrance or restriction existing under or by reason of contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity or any Subsidiary acting as servicer or sub-servicer for such Qualified Receivables Transaction; provided that any such encumbrance or restriction applicable to a Subsidiary acting as servicer or sub-servicer for such Qualified Receivables Transaction shall apply only to Servicer Accounts;

(xiv)          restrictions on cash or other deposits or net worth imposed by landlords, suppliers and customers under contracts entered into in the ordinary course of business; and

(xv)           any encumbrance or restriction applicable only to Loan SPV existing under or by reason of the Organizational Documents of Loan SPV or the Backstop Notes, in each case as in existence on the Closing Date.

Section 5.18            Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Borrower will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock.

(b)            The foregoing provisions will not prohibit the Incurrence of any of the following items of Indebtedness:

(i)            the Incurrence by (1) the Borrower of 1.5 Lien Notes outstanding on the Closing Date (after giving effect to the Exchange) in an aggregate principal amount not to exceed $682,298,000 (and Guarantees thereof by the Loan Parties), (2) the Borrower of Existing Notes outstanding on the Closing Date (after giving effect to the Exchange) in an aggregate principal amount not to exceed $317,702,000 (and Guarantees thereof by the Loan Parties), and (3) Permitted Refinancing Debt in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund (in each case, whether or not upon termination and whether with the original lenders, institutional investors or otherwise, including through the issuance of debt securities), in whole or in part, any of the foregoing;

(ii)            the Incurrence by the Borrower and the Guarantors of Indebtedness represented by the Loans and the related Guarantees;

(iii)            [reserved;]

(iv)            the Incurrence by the Borrower or any of its Subsidiaries of Permitted Refinancing Debt in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund (in each case, whether or not upon termination and whether with the original lenders, institutional investors or otherwise, including through the issuance of debt securities), in whole or in part, Indebtedness that was Incurred pursuant to clauses (ii), (iv) or (viii) of this Section 5.18(b);

(v)            the Incurrence of intercompany Indebtedness of the Borrower, a Guarantor or any Subsidiary of the Borrower (other than a Receivables Entity and other than Loan SPV) for so long as such Indebtedness is not prohibited by Section 5.18; provided that (i) such Indebtedness shall be unsecured and if owing by the Borrower or any Guarantor, contractually subordinated in all respects to the Obligations and any Guaranty thereof, and (ii) if as of any date any Person other than the Borrower or a Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (1) or (15) or any permitted refinancing Lien in respect thereof), such date shall be deemed the incurrence of Indebtedness not permitted under this clause (v);

(vi)            Guarantees by the Borrower or any Subsidiary of the Borrower of Indebtedness of the Borrower or any Subsidiary of the Borrower (other than a Receivables Entity and other than Loan SPV) otherwise permitted hereunder so long as the Person giving such Guarantee could have Incurred the Indebtedness that is being Guaranteed; provided that if the Indebtedness being guaranteed (x) is subordinated to any of the Obligations or a Guaranty thereof, then the Guarantee must be subordinated to the same extent as the Indebtedness being guaranteed or (y) is owed by any Subsidiary of the Borrower that is not a Guarantor, such Guarantee shall be subordinated to the prior payment in full of the Obligations in the case of the Borrower or the Guarantees in the case of a Guarantor;

(vii)           the Incurrence by the Borrower or any of its Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding or (B) currency exchange risk in connection with existing financial obligations in the ordinary course of business and not for purposes of speculation;

(viii)          the Incurrence on or prior to the Closing Date of Existing Indebtedness (other than Indebtedness described in clauses (i), (ii) or (v) of this Section 5.18(b)); provided that all Existing Indebtedness (other than Existing Indebtedness with a principal amount not in excess of $1 million individually or $2 million in the aggregate for all such Existing Indebtedness) shall be set forth on Schedule 5.18 attached hereto;

(ix)            the Incurrence of obligations in respect of letters of credit, bank guarantees, performance, bid and surety bonds and completion guarantees provided by the Borrower or any of its Subsidiaries in the ordinary course of business;

(x)            the Incurrence by the Borrower or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within four Business Days of its Incurrence;

(xi)            [reserved;]

(xii)            Indebtedness of the Borrower or any Subsidiary of the Borrower consisting of the financing of insurance premiums in the ordinary course of business;

(xiii)          Indebtedness consisting of promissory notes or similar Indebtedness issued by the Borrower or any Subsidiary of the Borrower to current, future or former officers, directors and employees thereof, or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or a Subsidiary of the Borrower to the extent described in clause (iv) of Section 5.16(b);

(xiv)          Indebtedness arising from agreements of the Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower or such Subsidiary in connection with such disposition;

(xv)           Indebtedness Incurred by a Canadian Direct Lending Subsidiary (the borrower in respect of such Indebtedness, the “Canadian Recourse Facility Borrower”) (and any unsecured Guarantee thereof by the Borrower) with respect to one or more single-pay recourse facilities (and Permitted Refinancing Indebtedness in respect thereof) in an aggregate principal amount outstanding at any one time not in excess of $25.0 million (the “Canadian Recourse Facility”);

(xvi)          Indebtedness Incurred by a Receivables Entity (and Guarantees thereof by the Borrower or any Subsidiary that constitute Standard Securitization Undertakings) in a Qualified Receivables Transaction either (i) consisting of the Existing First Heritage SPV Facility, the Existing Flexiti Securitization Notes, the Existing Flexiti SPV Facility, the Existing Heights SPV Facility and the Existing Revolving Canada SPV Facility in each case in effect as of the Closing Date (after giving effect to Section 3.01(j)) or as amended or otherwise modified, provided no such amendment or modification directly affecting the rights or obligations of the Borrower (it being understood that the rights of the Borrower shall include the capacity and availability (including, without limitation, as a result of any “borrowing base” or similar concept) under such Qualified Receivables Facility) shall be materially adverse to the Borrower, or (ii) having terms (including as to advance rates, minimum liquidity, restricted cash and pay-down provisions) either substantially consistent with the terms of the Indebtedness described in subclause (i) of this clause (P) or otherwise acceptable to the Required Lenders or the Required Ad Hoc Group Lenders (provided that the Required Ad Hoc Group Lenders shall be deemed to have provided such approval unless the Required Ad Hoc Group Lenders shall object thereto by written notice to the Administrative Agent within four (4) Business Days after having received notice thereof); and

(xvii)         Indebtedness of Loan SPV consisting of Backstop Notes in an aggregate principal amount not to exceed $[***] and the Guarantee thereof by the Borrower; provided that such Guarantee shall be unsecured and contractually subordinated in right of payment to the payment in full of the Obligations of the Borrower.

(c)            For purposes of determining compliance with this Section 5.18, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xvii) of paragraph (b) above, the Borrower will, in its sole discretion, divide and classify such item of Indebtedness in any manner that complies with this Section 5.18 and will only be required to include the amount and type of such Indebtedness in one of such clauses, and may re-classify any such item of Indebtedness from time to time among such clauses, so long as such item meets the applicable criteria for such category. For the avoidance of doubt, Indebtedness may be classified as Incurred in part pursuant to one of the clauses (i) through (xvii) above, and in part under one or more other clauses. Indebtedness outstanding on the Closing Date under each of the Existing First Heritage SPV Facility, the Existing Flexiti Securitization Notes, the Existing Flexiti SPV Facility, the Existing Heights SPV Facility and the Existing Revolving Canada SPV Facility shall be treated as Incurred pursuant to clause (xvi) of paragraph (b) above.

(d)            For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e)            The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(f)            Accrual of interest and dividends, accretion of accreted value, issuance of securities paid-in-kind, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock, the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 5.18.

(g)            The Borrower will not incur, and will not permit any Guarantor to incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Obligations and the Guaranties thereof on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior Lien priority basis.

Section 5.19            Mergers, Consolidations, Sales of Assets and Acquisitions. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person, except that this Section 5.19 shall not prohibit:

(a)            if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary of the Borrower with or into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, amalgamation or consolidation of any Subsidiary of the Borrower with or into any Loan Party (other than the Borrower) in a transaction in which the surviving or resulting entity is a Domestic Subsidiary and is or becomes a Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or another Loan Party receives any consideration, (iii) the merger, amalgamation or consolidation of any Subsidiary of the Borrower (other than a Loan Party) with or into any other Subsidiary that is not a Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if (x) the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (y) no Loan Party is liquidated or dissolved into a Subsidiary that is not a Loan Party and (z) no Domestic Subsidiary is liquidated or dissolved into a Foreign Subsidiary, (v) any Subsidiary of the Borrower may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 5.16 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Domestic Subsidiary and a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 7.09, (vi) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect a Disposition otherwise permitted pursuant to this Section 5.19, or (vii) any Permitted Acquisition and any purchase, lease or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the assets of any other person or division or line of business of a person which, if structured as a merger or purchase of Equity Interests, would constitute a Permitted Acquisition;

(b)            a Disposition of assets to the Borrower or any Subsidiary of the Borrower (other than a Receivables Entity and other than Loan SPV); provided that any Disposition by a Loan Party to a Subsidiary that is not a Loan Party in reliance on this clause (b) shall be for cash and for Fair Market Value;

(c)            an issuance of Equity Interests by a Subsidiary of the Borrower to the Borrower or to a Wholly-Owned Subsidiary of the Borrower that is a Subsidiary;

(d)            a Restricted Payment that is permitted by Section 5.16 or a Permitted Investment;

(e)            the Incurrence of Permitted Liens and, subject to the Intercreditor Agreement, the Disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;

(f)            the Disposition of accounts in accordance with industry practice in connection with the compromise or collection thereof;

(g)            any Disposition of cash or Cash Equivalents;

(h)            the lease, assignment or sub-lease of any property in the ordinary course of business;

(i)            any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(j)             sales of assets that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Borrower or any of its Subsidiaries;

(k)            the license of patents, trademarks, copyrights, software applications and know-how to Subsidiaries of the Borrower and to third Persons in the ordinary course of business;

(l)            the Disposition of precious metals in the ordinary course of business;

(m)           Dispositions of motor vehicles securing consumer loans made by the Borrower and its Subsidiaries in the ordinary course of business;

(n)            sales of loans receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity in connection with a Qualified Receivables Transaction;

(o)            transfers of loans receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” by a Receivables Entity in a Qualified Receivables Transaction;

(p)            [***]

(q)            [reserved]; and

(r)             other Dispositions of assets to persons other than the Borrower and its Subsidiaries with a Fair Market Value not in excess of $5 million without the prior written consent of the Required Ad Hoc Group Lenders; provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.14 to the extent required thereby and (ii) any such Dispositions shall comply with the immediately following paragraph of this Section 5.19.

Notwithstanding anything to the contrary contained in Section 5.19, no Disposition of assets under Section 5.19(p)(A) or Section 5.19(r) shall be permitted unless (x) such Disposition is for at least Fair Market Value, and (y) at least 75% of the consideration for such Disposition received by the Borrower and its Subsidiaries consists of cash or Cash Equivalents; provided that for purposes of this clause (y), each of the following shall be deemed to be cash: (a) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet) of the Borrower or any Subsidiary of the Borrower (other than contingent liabilities and liabilities that are by their terms subordinated to any of the Obligations or any Guaranty thereof) that are assumed by the transferee of any such assets and with respect to which the Borrower or such Subsidiary is unconditionally released from further liability, and (b) any notes or other obligations or other securities received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents within 45 days after receipt thereof (to the extent of the cash or Cash Equivalents received).

Notwithstanding anything to the contrary set forth in this Section 5.19, no Loan Party shall make any Disposition to any Subsidiary that is not a Loan Party consisting of any intellectual property or any other assets (other than cash and Cash Equivalents) material to the operations of the Borrower and its Subsidiaries in the ordinary course of business.

Section 5.20            Transactions with Affiliates. (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, exchange, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $1 million, unless:

(i)              such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction at the time in an arm’s-length transaction with a person who was not an Affiliate; and

(ii)             if such Affiliate Transaction involves an amount in excess of $2 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Borrower disinterested with respect to such Affiliate Transaction has determined in good faith that the criteria set forth in clause (i) of this Section 5.20(a) are satisfied and has approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Borrower set forth in an officer’s certificate.

(b)            The foregoing provisions will not apply to the following:

(i)              any employment agreement or compensation plan or arrangement and other benefits (including retirement, health, stock option and other benefit plans) entered into by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower or such Subsidiary;

(ii)             transactions exclusively between or among the Loan Parties; provided that such transactions are not otherwise prohibited by the Facility Documents;

(iii)            any agreement existing on the Closing Date and, unless expressly disclosed in an Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K, in each case of the Borrower and made publicly available on the website of the SEC prior to the Closing Date, set forth on Schedule 5.20(b)(iii) attached hereto, as in effect on the Closing Date, or as modified, amended or amended and restated by any modification, amendment or amendment and restatement (x) that, taken as a whole, is not more disadvantageous to the Lenders in any material respect than such agreement as it was in effect on the Closing Date or (y) made in compliance with the applicable provisions of clauses (i) and (ii) of Section 5.20(a);

(iv)            reasonable compensation of, and indemnity arrangements in favor of, directors of the Borrower and its Subsidiaries;

(v)            the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Borrower and any contribution to the common equity of the Borrower;

(vi)            the issuance of loans under the Credit Agreement on the Closing Date in an aggregate initial principal amount equal to $[***] to Loan SPV and the Guarantee thereof by the Borrower; provided that such Guarantee shall be unsecured and contractually subordinated in right of payment to the payment in full of the Obligations of the Borrower;

(vii)           transactions with customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower;

(viii)          sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with, and any other customary transactions effected as a part of, a Qualified Receivables Transaction; and

(ix)            Restricted Payments that are permitted by Section 5.16 and Permitted Investments.

Section 5.21            Liens. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 5.22            [Reserved.]

Section 5.23            Business Activities. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than Similar Businesses.

Section 5.24            Stay, Extension and Usury Laws. Each of the Borrower and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Facility Documents; and each of the Borrower and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to any Agent or Lender, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.25            Loan SPV. The Borrower shall not permit Loan SPV (A) to Incur any Indebtedness other than Backstop Notes Incurred on the Closing Date in aggregate initial principal amount not to exceed $[***], plus accrued interest and any interest that is paid in kind and capitalized following the Closing Date in accordance with the terms of the Backstop Notes, (B) to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired by it, other than Liens to secure the obligations under the Backstop Notes, (C) to Dispose of any assets, business or property, other than the making of interest, premium and principal payments to the holders of the Backstop Notes in connection with the satisfaction of any of the Loan SPV’s obligations under the Backstop Notes in accordance with their terms, (D) to make or hold any Investment other than the Loans and cash or Cash Equivalents, (E) to make any Restricted Payment, other than in the form of cash dividends to its parent to the extent consistent with its obligations in respect of the Backstop Notes, (F) to, directly or indirectly, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, other than a merger or other consolidation with and into Borrower or any Subsidiary in connection with the satisfaction in full of the Backstop Notes, (G) to acquire any assets, business or property other than the Loans on the Closing Date and any cash or Cash Equivalents, (H) breach or violate any of its Organizational Documents or the Backstop Notes, or (I) engage in any business or activity other than (1) the making on the Closing Date, and ownership of, Loans in an aggregate, initial principal amount not to exceed $[***], (2) maintaining its corporate existence, (3) participating in tax, accounting and other administrative activities, (4) execution and delivery of the Backstop Notes and any other security and other documentation incidental there to which it is a party and the performance of its obligations thereunder, (5) receiving and holding cash and Cash Equivalents in deposit accounts and securities accounts, and (6) activities incidental to the businesses or activities described in clauses (1) through (5) of this Section 5.25(I). Notwithstanding anything to the contrary set forth in this Agreement or otherwise, neither the Borrower nor any of its Subsidiaries shall (i) repay, prepay, purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Backstop Notes (except (A) payments by Loan SPV and (B) subject to the such guarantee being contractually subordinated in right of payment to the payment in full of the Obligations of the Borrower, payments under the guarantee of the Backstop Notes by the Borrower) or (ii) make any Investment in, or Dispose of any assets or properties to, Loan SPV (other than (i) holding Equity Interests of Loan SPV issued to the Borrower or its applicable Subsidiary prior to the Closing Date and (ii) making payments on the Loans held by Loan SPV in accordance with the terms of this Agreement and the other Facility Documents).

Section 5.26            Financial Covenants. The Borrower shall, at all times:

(a)            Minimum Liquidity. Maintain Liquidity, as of the last day of each calendar month, beginning May 31, 2023, of (a) prior to September 30, 2024, equal to or greater than $[***] and (b) on and after September 30, 2024, equal to or greater than $[***].

(b)            Minimum Adjusted Pre-Tax Income. Maintain the Adjusted Pre-Tax Income of itself and its Subsidiaries for each four-Fiscal-Quarter period, beginning with such period ending on March 31, 2024, of at least the Minimum Adjusted Pre-Tax Income.

Section 5.27            Operating Covenants. The Borrower shall:

(a)            Deliver a Business Plan reasonably satisfactory to the Required Ad Hoc Group Lenders no later than August 31, 2023; provided that if no such Business Plan reasonably satisfactory to the Required Ad Hoc Group Lenders is delivered by such date, the Borrower shall retain by no later than September 30, 2023, a nationally recognized consulting firm, whose selection and compensation shall be subject to the reasonable consent of the Required Ad Hoc Group Lenders to advise on, inter alia, selling, general and administrative expenses and operating expenses of the Borrower and its Subsidiaries; provided further that, following such retention, the Borrower and its Subsidiaries shall promptly consider such consulting firm’s recommendations in good faith and promptly implement such recommendations to the extent appropriate in the business judgment of management of the Borrower and its Subsidiaries.

(b)            [Reserved]

(c)            As of the last day of each Fiscal Quarter, beginning on March 31, 2024, maintain a ratio of (i) Operating Expenses for the four-Fiscal-Quarter period ending on the last day of such Fiscal Quarter to (ii) to the average amount of gross loans receivable for the five-Fiscal-Quarter period ending on the last day of such Fiscal Quarter (as shown on the balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP), which shall be calculated as the average of the gross loans receivable balance as of the last day of each Fiscal Quarter in the five-Fiscal-Quarter period ending on the last day of such Fiscal Quarter, not greater than the Maximum Operating Expense to Asset Ratio for such Fiscal Quarter.

(d)            As of the last day of each Fiscal Quarter, beginning on December 31, 2023, cause:

(i)            the aggregate outstanding principal amount of Indebtedness with respect to Qualified Receivables Facilities related to the United States direct lending business line of the Borrower and its Subsidiaries not to exceed [***]% of the amount of the aggregate commitments under such Qualified Receivable Facilities; and

(ii)            the aggregate outstanding principal amount of Indebtedness with respect to all Qualified Receivables Facilities related to the Canada direct lending business line of the Borrower and its Subsidiaries, not to exceed [***]% of the amount of the aggregate commitments under such Qualified Receivable Facilities.

(e)            In the event that any covenant set forth in clauses (a) through (d) above fails to be satisfied, the Borrower shall promptly (and, in no event, later than ninety (90) days following the date such failure occurs) appoint to the Board of Directors of the Borrower a new independent director (reasonably satisfactory to the Required Ad Hoc Group Lenders) who possesses expertise in the business of the Borrower and its Subsidiaries. For the avoidance of doubt, appointment of such independent director shall not cure or waive any such breach (or any resulting Default or Event of Default).

(f)            For purposes of determining compliance with Section 5.27(d), the net proceeds of any Permitted Equity Issuance by the Borrower after the last day of any Fiscal Quarter and on or prior to the day that is ten (10) days thereafter shall, at the written request of Borrower, solely for purposes of calculating compliance with Section 5.27(d) be subtracted from the outstanding principal amount of Indebtedness with respect to a single Qualified Receivables Facility at the end of such Fiscal Quarter; provided, that:

(i)              the net proceeds of such Permitted Equity Issuance shall be in an amount at least equal to the minimum amount necessary for the Borrower to be in compliance with Section 5.27 with respect to such Qualified Receivables Facility; and

(ii)             the net proceeds of a Permitted Equity Issuance may not be applied as set forth in this Section 5.27(f) (A) more than two (2) times per Fiscal Year, (B) more than three (3) times during the term of this Agreement and (C) with respect to more than two (2) consecutive Fiscal Quarters.

The parties hereby acknowledge, notwithstanding anything to the contrary set forth herein or otherwise, that this Section 5.27(f) (and any Permitted Equity Issuance given effect hereunder) may not be relied on for purposes of calculating any other financial ratios and shall not result in any adjustment other than for purposes of compliance with Section 5.27(d) (and not, for avoidance of doubt, for purposes of determining any basket sizes, the permissibility of any transaction or for any other purposes of this Agreement).

Article VI

EVENTS OF DEFAULT

Section 6.01            Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)            any Loan Party shall fail to pay (i) when due any of the outstanding principal of the Loans or (ii) within three (3) Business Days after the same become due and payable, accrued interest on the Loans or any fee or any other amount due hereunder; or

(b)            any representation or warranty made by or on behalf of any Loan Party herein or in any other Facility Document, certificate, financial statement or other document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(c)            (i) any Loan Party or any Subsidiary thereof shall fail to perform or observe any term, covenant or agreement contained in Sections 2.07, 5.01(a), (b), (c), (d), (f), (g) or (h), 5.03(c), 5.16, 5.17, 5.18, 5.19, 5.20, 5.21, 5.23, 5.24, 5.25, 5.26, 5.27(c) or 5.27(e) of this Agreement; (ii) the Loan Parties or any of their Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in Section 5.27(a) or (d)  and such failure continues for 10 days; or (iii) the Loan Parties or any of their Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Facility Document, and such failure continues for 30 days; provided, that to the extent any Facility Document expressly provides for a shorter grace period, that shorter grace period will be given effect; or

(d)            (i) any Loan Party or any Subsidiary thereof (other than any Receivables Entity) fails (1) to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of the 1.5 Lien Notes Indenture, the Existing Notes Indenture or any other Indebtedness (other than Indebtedness hereunder or any Qualified Receivables Facility) having an aggregate principal amount of more than $10,000,000, or (2) to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with or without the giving of notice or lapse of time, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (d)(i)(2) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; (ii) there occurs any event of default under any Swap Agreement as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Agreement) or any Termination Event (as so defined) under such Swap Agreement as to which such Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Agreement termination value exceeds $1,000,000; provided that in the case of clauses (d)(i) and (ii), any such failure referred to in clause (d)(i) or any such event of default or Termination Event referred to in clause (d)(ii), as the case may be, is unremedied and is not validly waived by the holders of such Indebtedness, or the counterparties of such Swap Agreement, as the case may be, in accordance with the terms of the documents governing such Indebtedness or Swap Agreement, as the case may be, prior to any termination of the Commitments or acceleration of the Loans pursuant to this Section 6.01; or (iii) the occurrence of an “Event of Default” or other similar event or circumstance under the Existing First Heritage SPV Facility, the Existing Flexiti Securitization Notes, the Existing Flexiti SPV Facility, the Existing Heights SPV Facility and the Existing Revolving Canada SPV Facility or any other Qualified Receivables Facility, in each case, after giving effect to any grace period therein, that either (A) results in the acceleration of all or any portion of such Indebtedness prior to its final stated maturity or (B) has not been remedied (by amendment, cure, waiver or otherwise) thereunder within thirty (30) days after the related lenders thereunder received notice of the occurrence of such “Event of Default” (or other similar event or circumstance); or

(e)            any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against any Loan Party or any Subsidiary thereof and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order which shall not have been stayed or dismissed within thirty (30) days after the commencement of such proceedings or (y) there shall be any period of forty-five (45) consecutive days during which such judgment remains unpaid and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f)            (i) any Loan Party or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against a Loan Party or any Subsidiary thereof seeking relief under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, dissolution, reorganization, arrangement, compromise, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator, rehabilitator or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against such Person, such proceeding shall remain undismissed or unstayed for a period of thirty (30) days; (iii) any Loan Party or any Subsidiary thereof shall consent to the institution of, fail to contest in a timely and appropriate manner, or file an answer admitting the material allegations in any proceeding or the filing of any petition described above; or (iv) any Loan Party or any Subsidiary thereof shall take any corporate or other action (as applicable), to authorize any of the actions set forth above in this Section 6.01(f);

(g)            (i) any Loan Party shall deny its obligations under this Agreement or any other Facility Document (to which it is a party), (ii) any Law shall purport to render invalid, or preclude enforcement of, any material provision of this Agreement or any other Facility Document or impair performance of the obligations hereunder or under any other Facility Document of any Loan Party, or (ii) any material provision of any Facility Document, after delivery thereof in accordance with the terms hereof or of any other Facility Document, shall for any reason cease to be valid and binding upon, or enforceable against any Loan Party; or

(h)            (i) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of this Agreement or the Collateral Documents); provided that, such cessation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $10,000,000 not being subject to a valid, perfected security interest or (ii) except as permitted by this Agreement, any Guarantee of the Obligations shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Obligations;

(i)             there shall occur one or more ERISA Events which ERISA Event or ERISA Events individually or in the aggregate, results in or would reasonably be expected to result in liability in excess of $10,000,000; or

(j)             a Change of Control shall have occurred and be continuing;

then, (i) upon the occurrence of any Event of Default described in Section 6.01(f), automatically, and (ii) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Required Lenders or the Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations; (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) the Administrative Agent and the Collateral Agent may exercise on behalf of themselves, the Lenders and the other Secured Parties all rights and remedies available to the Administrative Agent, the Collateral Agent and the Lenders under the Facility Documents or under applicable Law or in equity. In addition, upon the acceleration of any portion of the principal amount of the Loans in connection with an Event of Default (whether under Section 6.01(f) or otherwise), an amount equal to the Prepayment Premium that would have been payable in connection with a voluntary prepayment of the Loans at the time of the occurrence of such acceleration will become and be immediately due and payable with respect to the principal amount of the Loans so accelerated without any declaration or other act on the part of the Agents or Lenders and shall constitute part of the Obligations in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each holder’s lost profits as a result thereof. The amounts described in the preceding sentence are intended to be liquidated damages and not unmatured interest or a penalty and the Borrower and the other Loan Parties agree that it is reasonable under the circumstances currently existing. If a Prepayment Premium becomes due and payable pursuant to the second preceding sentence, such Prepayment Premium shall be deemed to be principal of the Loans and interest shall accrue on the full principal amount of the Loans (including the Prepayment Premium) from and after such acceleration. Such Prepayment Premium shall also be payable (A) in the event the Loans are satisfied, released or discharged (in whole or in part) through foreclosure (whether by judicial proceeding, deed in lieu of foreclosure or by any other means), any sale of the Collateral or any other exercise of remedies by any of the Agents or the Lenders, in each case following the occurrence of an Event of Default or (B) in connection with any other restructuring, reorganization or compromise of the Obligations or termination of the Facility Documents. THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF SUCH PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the other Loan Parties expressly agree (to the fullest extent they may lawfully do so) that: (A) such Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) such Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Lenders, the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay such Prepayment Premium; and (D) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower and the other Loan Parties expressly acknowledge that the agreement to pay such Prepayment Premium is a material inducement to the Lenders to make the Loans.

Article VII

GUARANTY

Section 7.01            The Guaranty. Each Guarantor, jointly and severally, hereby Guarantees to the Secured Parties and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all of the Obligations (such obligations being herein collectively called the “Guaranteed Obligations”); provided that the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor. Each Guarantor hereby agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02            Obligations Unconditional. The obligations of each Guarantor under Section 7.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other Guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 7.02 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor, which shall remain absolute and unconditional as described above:

(a)            at any time or from time to time, without notice to such Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)            any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other Guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)            any lien or security interest granted in favor of Collateral Agent for the benefit of the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Secured Parties exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other Guarantee of, or security for, any of the Guaranteed Obligations, and each Guarantor agrees that any consent by the Administrative Agent or the Lenders hereunder shall be effective only in the specific instance and for the specific purpose for which it is given.

Section 7.03            Reinstatement. The obligations of each Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any Guarantor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including without limitation reasonable and documented fees, charges and disbursements of counsel) incurred by each Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

Section 7.04            Subordination and Subrogation. Unless and until the Guaranteed Obligations have been paid in full, all rights of each Guarantor against the Borrower with respect to the Guarantee in Section 7.01 shall be subordinated to such payment in full and each Guarantor agrees not to assert any right of subrogation and any right to enforce any remedy which any Secured Party now has or may hereafter have against the Borrower, any endorser or any other guarantor of all or any part of the Guaranteed Obligations until the Guaranteed Obligations are paid in full, and each Guarantor hereby subordinates any benefit of, and any right to participate in, any security or Collateral given to Collateral Agent on behalf of the Secured Parties to secure payment of the Guaranteed Obligations or any other liability of the Borrower to Lenders until the Guaranteed Obligations are paid in full.

Section 7.05            Remedies. Each Guarantor agrees that, as between such Guarantor and the Secured Parties, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VI (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VI, without notice or other action on the part of any Secured Party and regardless of whether payment of such obligations has then been accelerated) for purposes of Section 7.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 7.01.

Section 7.06            Continuing Guarantee. The Guarantee in this Article VII is a continuing Guarantee, and shall remain in full force and effect until (i) the termination of all Commitments and final payment in full of the Guaranteed Obligations and all other amounts payable under any other Facility Document (in each case other than the Additional Secured Obligations and any contingent indemnification obligations or expense reimbursement claims not then due) or (ii) with respect to any Person, if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder (other than upon the basis of such Person ceasing to be a Subsidiary as a result of a transaction with the primary intention to release such Subsidiary from its Guarantee in this Article VII).

Section 7.07            General Limitation on Guaranteed Obligations. In any action or proceeding involving any state corporate Law, or any state or Federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.08            Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guarantee. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guarantee such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guarantee in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guarantee that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.08, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guarantee (including in respect of this Section 7.08), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.08. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.08 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.08.

Section 7.09            Additional Guarantors. If (i) the Borrower or any of its Subsidiaries shall acquire or create, or there shall exist, another Domestic Subsidiary (other than a Receivables Entity or Loan SPV) after the Closing Date or (ii) any Foreign Subsidiary of the Borrower guarantees (or otherwise becomes liable for) Indebtedness of the Borrower or any Guarantor, then the Borrower will cause such Subsidiary to become a Guarantor hereunder and:

(a)            execute a Counterpart Agreement substantially in the form of Exhibit E, in accordance with the terms of this Agreement, pursuant to which such Subsidiary shall unconditionally Guarantee, on a senior secured basis, all of the Obligations on the terms set forth in this Agreement;

(b)            execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Documents necessary in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such Subsidiary, subject to Permitted Liens and the Intercreditor Agreement, which are owned by the Borrower or a Guarantor and are required to be pledged pursuant to the Collateral Documents;

(c)            take such actions as are necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest in the assets of such Subsidiary, other than Excluded Assets and subject to Permitted Liens and the Intercreditor Agreements, including the filing of UCC financing statements, in each case as may be required by the Collateral Documents;

(d)            take such further action and execute and deliver such other documents specified in the Collateral Documents or as otherwise may be reasonably requested by the Collateral Agent to give effect to the foregoing; and

(e)            deliver to the Collateral Agent an Opinion of Counsel that (i) such Counterpart Agreement and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary and constitute legal, valid, binding and enforceable obligations of such Subsidiary and (ii) the Collateral Documents to which such Subsidiary is a party create a valid perfected Lien on the Collateral covered thereby.

By execution of this Agreement as a Guarantor, the Borrower covenants and agrees to perform its obligations under this Section 7.09.

Section 7.10            Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guarantee or the grant of a Lien under the Facility Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Facility Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article VII voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 7.10 to constitute, and this Section 7.10 shall be deemed to constitute, a Guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Article VIII

AGENTS

Section 8.01            Authorization and Authority. Each Lender hereby irrevocably appoints, designates and authorizes Alter Domus (US) LLC as Administrative Agent and as Collateral Agent, in each case, to take such actions on its behalf under the provisions of this Agreement and under each other Facility Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement or any other Facility Document, together with such actions and powers as are reasonably incidental thereto. In furtherance of the foregoing, each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential counterparties to Cash Management Obligations or Secured Hedging Obligations) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Facility Document or otherwise exist against the Administrative Agent or the Collateral Agent. The provisions of this Article VIII are solely for the benefit of Agents and Lenders, and no Loan Party shall have rights as a third party beneficiary or otherwise of any of such provisions.

Section 8.02            Agent Individually. Each Lender understands that each Agent, acting in its individual capacity, and its Affiliates are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of the Borrower or its Affiliates. Furthermore, Agents and their respective Affiliates may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower or its Affiliates).

Section 8.03            Duties of Agents; Exculpatory Provisions.

(a)            An Agent’s duties hereunder and under any other Facility Document are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein or therein. Without limiting the generality of the foregoing, an Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders, provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to this Agreement or applicable Law.

(b)            No Agent shall be liable (nor shall any Lender or Loan Party have any right of action whatsoever against any Agent) for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until a Loan Party or any Lender shall have given written notice to such Agent describing such Default or Event of Default and such event or events.

(c)            No Agent nor any of its Affiliates shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Facility Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Facility Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or thereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to an Agent.

Section 8.04            Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent shall be fully justified in failing or refusing to take any action under any Facility Documents unless it shall first receive the advice or concurrence of the Required Lenders and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Facility Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties. Notwithstanding the foregoing, no Agent shall be required to take, or to omit to take, any action that is, in the opinion of such Agent or its counsel, contrary to any Facility Document or applicable requirement of law. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender that has signed this Agreement (or an addendum or joinder to this Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date or the date on which a Loan has been requested to be made, as applicable, specifying its objection thereto.

The Agents are not obliged to expend or risk their own funds or otherwise incur any financial liability in the performance of their duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if they have grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to them. The Agents shall not be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other security documents pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other security document pertaining to this matter. In no event shall the Agents be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such loss or damage was foreseeable or it has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Agents be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

Section 8.05            Delegation of Duties. An Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Facility Documents by or through any one or more sub-agents appointed by such Agent, and such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties; provided that in each case that no such delegation to a sub-agent or a Related Party shall release such Agent from any of its obligations hereunder. Each such sub-agent and the Related Parties of such Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder and under the other Facility Documents) as if set forth in full herein with respect thereto.

Section 8.06            Resignation of Agent. An Agent may at any time give notice of its resignation to the Lenders and the Borrower. The Required Lenders may remove an Agent by giving notice thereof to the Lenders, the Agents and the Borrower. Upon receipt of any such notice of resignation or delivery of such notice of removal, the Required Lenders shall have the right (in consultation with the Borrower) to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring or removed Agent gives notice of its resignation or the Required Lenders deliver notice of removal (such 30 day period, the “Lender Appointment Period”), then the retiring or removed Agent may on behalf of Lenders appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring or removed Agent to appoint, on behalf of Lenders, a successor Agent, the retiring or removed Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring or removed Agent’s resignation which effective date shall be no earlier than three (3) Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring or removed Agent’s resignation shall nonetheless become effective and (i) the retiring or removed Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Facility Documents (except in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under the Facility Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations as Agent hereunder and/or under the other Facility Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation hereunder and under the other Facility Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 8.07            Non-Reliance on Agent.

(a)            Each Lender (including its Related Parties) acknowledges that each Agent has not made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent to such Lender as to any matter, including whether any Agent has disclosed material information in its possession. Each Lender (including its Related Parties) confirms to each Agent that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent or any of its Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its portion of the Loans and (z) taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has, independently and without reliance upon any Agent or any of its Related Parties and based upon such documents and information as it has deemed appropriate, determined that entering into this Agreement and making its portion of the Loans is suitable and appropriate for it.

(b)            Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Facility Documents, (ii) it has, independently and without reliance upon any Agent or any of its Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent or any of its Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Facility Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)            the financial condition, status and capitalization of the Borrower;

(ii)            the legality, validity, effectiveness, adequacy or enforceability of this Agreement and the other Facility Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii)            determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv)            the adequacy, accuracy and/or completeness of any other information delivered by any Agent or by any of their respective Related Parties under or in connection with this Agreement, the other Facility Documents, the Transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement

Section 8.08            Collateral and Guarantee Matters.

(a)            Each Lender hereby further authorizes each Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantee hereunder, the Collateral Documents and the other Facility Documents. Without further written consent or authorization from Lenders, the Administrative Agent or Collateral Agent, as applicable, shall (and the Lenders hereby authorize and direct the Administrative Agent and Collateral Agent to), at the request and cost of the Borrower, execute any documents or instruments necessary to release (i) any Guarantor from its obligations under the Facility Documents in the circumstances for such release set forth in clauses (i) and (ii) of Section 7.06 and (ii) any Lien encumbering any item of Collateral that either (A) is the subject of a Disposition to a Person other than a Loan Party permitted under the Facility Documents, (B) is or becomes Excluded Assets or (C) is owned by a Person whose obligations under the Facility Documents are released pursuant to clause (i) of this Section 8.08(a); provided, that in each case the Administrative Agent or the Collateral Agent, as applicable, shall have received a certificate of an Authorized Officer of the Borrower containing such certifications as the Administrative Agent or the Collateral Agent, as applicable, shall reasonably request. Any such release shall be deemed subject to Section 7.03 and any similar provision of any Collateral Document. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in Collateral and obligations under the Facility Documents as contemplated by this Section 8.08(a). Additional Secured Obligations shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Facility Document solely as a result of the existence of Additional Secured Obligations owed to it. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of Additional Secured Obligations (in such capacity).

(b)            The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Administrative Agent and the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify the Intercreditor Agreement in order to permit the granting of Liens that are, and that have priority, expressly permitted by the terms of this Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 5.18 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions.

(c)            Anything contained in any Facility Document to the contrary notwithstanding, the Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee hereunder, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of a Secured Party in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.

Section 8.09            Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent upon demand to the extent that such Agent shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Facility Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Facility Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 8.10            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or other applicable Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Secured Parties (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Secured Party to make such payments to the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Secured Party to authorize the Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.

Article IX

MISCELLANEOUS

Section 9.01            Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Facility Document, and no consent to any departure by the Borrower or Guarantor therefrom, shall be effective unless in writing signed by the Required Lenders (provided that any Defaulting Lender shall be deemed not to be a “Lender” for purposes of calculating the Required Lenders (including the granting of any consents or waivers) with respect to any of the Facility Documents) and the Borrower and the applicable Loan Parties and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by each Lender that would be directly and adversely affected thereby, the Administrative Agent and/or the Collateral Agent, as the case may be, do any of the following: (a) reduce or forgive the principal of, or interest (or the rate of interest) on, any Loan or any other amounts payable hereunder, (b) postpone any date fixed for any payment of principal of, or interest on, any Loan or any other amounts payable hereunder or waive any demand for any such payment, (c) increase any Commitment of any Lender over the amount thereof then in effect or extend the outside date for such Commitment, (d) release all or substantially all of the value of the Guarantee hereunder or release all or substantially all of the Collateral, subordinate the Obligations or any Guarantees thereof to any other Indebtedness (including other Obligations) or subordinate the Secured Parties’ Liens on the Collateral, (e) amend the definition of “Required Lenders,” “Ad Hoc Group,” “Required Ad Hoc Group Lenders” or this Section 9.01 or otherwise change the percentage of the Commitments or the aggregate unpaid principal amount of the Loans or the number of Lenders that shall be required for Lenders or any of them to take any action hereunder or (f) amend the definition of “Pro Rata Share” or otherwise alter the pro rata sharing of payments required hereby; provided, further that no amendment, waiver or consent shall, unless in writing and signed by the relevant Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or any other Facility Document.

In addition, notwithstanding anything else to the contrary contained in this Section 9.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Facility Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Facility Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Facility Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Section 9.02            Notices, Etc.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail, to the Borrower and each Agent at the addresses (or electronic mailing address) set forth below. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

If to the Borrower:

CURO Group Holdings Corp.

200 W. Hubbard Street, 8th Flr

Chicago, IL 60654

Attention: Legal Department

Electronic Mailing Address: BeccaFox@curo.com; legaldept@curo.com

With a copy (which shall not constitute notice) to:

KIRKLAND & ELLIS LLP

2049 Century Park East, Suite 3700, Los Angeles, CA 90067

Electronic Mailing Address: david.nemecek@kirkland.com; jacob.ruby@kirkland.com; jennifer.mcwhaw@kirkland.com

Attention: David M. Nemecek, P.C., Jacob Ruby, Jennifer McWhaw

If to the Administrative Agent or Collateral Agent:

Alter Domus (US) LLC
225 W. Washington, 9th Fl
Chicago, IL 60606
Email: Legal_agency@alterdomus.com; CPCagency@alterdomus.com
Attention: Olivia Otis

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Email: [***]
Attention: [***]

(b)            Notices and other communications to any Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by such Agent and the Lenders; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Each Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that, except as otherwise expressly set forth herein, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(c)            Change of Address, Etc. Any party hereto may change its address or electronic mailing address for notices and other communications hereunder by notice to the other parties hereto.

Section 9.03            No Waiver; Remedies. No failure on the part of any Agent or Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder, or under any other Facility Document shall operate as a waiver thereof nor shall the single or partial exercise, of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Lender or Agent to any other or further action in any circumstances without notice or demand.

Section 9.04            Costs, Expenses and Indemnification.

(a)            Costs and Expenses. The Borrower agrees to pay and reimburse all reasonable and documented out-of-pocket costs and expenses, if any (including, but not limited to, counsel fees and expenses, consultant fees and due diligence expenses), incurred by (i) each Agent and each of their respective Affiliates and (ii) the Ad Hoc Group (including the fees and expenses of Wachtell, Lipton, Rosen & Katz, counsel to the Ad Hoc Group, and Houlihan Lokey, financial advisor to the Ad Hoc Group) in connection with the preparation, negotiation, execution, delivery, administration, modification and supplementation of this Agreement, the Collateral Documents, the other Facility Documents and Collateral. The Borrower further agrees to pay all reasonable and documented out-of-pocket costs and expenses, if any (including, but not limited to, counsel fees and expenses), incurred by each Agent and Lender and each of their respective Affiliates in connection the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Collateral Documents, the other Facility Documents and the other documents to be delivered hereunder or in respect of the transactions contemplated hereby, including, but not limited to, counsel fees and expenses in connection with the enforcement of rights under this Section 9.04(a) and under any other Facility Document.

(b)            Indemnification by the Borrower. The Borrower shall indemnify each Agent and Lender (including the members of the Ad Hoc Group) and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, obligations, penalties, actions, judgments, charges, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of counsel, which in the absence of any conflicts, may be limited to one counsel and one local counsel in any applicable jurisdiction and additional counsel as necessary due to actual conflicts of interest among such Indemnitees) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Related Party of the Borrower arising out of, in connection with, or as a result of (i) this Agreement, any other Facility Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions contemplated hereby or thereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, any claims, investigations, non-compliance, sanction or other actions with respect to such Loan, including any actions by the SEC or any Governmental Authority, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Related Party of the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (B) arise from disputes between or among Indemnitees that do not involve an act or omission by the Loan Parties or their Subsidiaries, other than any proceeding against the Administrative Agent, or Collateral.

(c)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefore is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement, any other Facility Document or any agreement or instrument contemplated hereby, the Transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Facility Documents or the Transactions contemplated hereby or thereby.

(d)            Payments. All amounts due under this Section 9.04 shall be payable within ten (10) days of demand by any Lender or Agent, as applicable, unless provided otherwise above.

Section 9.05            Successors and Assigns; Participations.

(a)            Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Except as permitted by Section 5.19, no Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders (and any purported assignment or delegation without such consent shall be null and void).

(b)            Register. The Borrower, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 9.05(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)            Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)            to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; and

(ii)            to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon such Person being consented to by each of the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) days after having received notice thereof) and the Administrative Agent (such consents not to be (x) unreasonably withheld or delayed or (y) in the case of the Borrower, required at any time an Event of Default has occurred and is continuing); provided, further that each such assignment pursuant to this Section 9.05(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender).

(d)            Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.19(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an Eligible Assignee which is already a Lender or is an Affiliate of a Lender or a Person under common management with a Lender). Furthermore, in connection with all assignments (except in the case of an Eligible Assignee which is already a Lender) there shall be delivered to the Administrative Agent a completed Administrative Questionnaire in the form of Exhibit H.

(e)            Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it shall make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.05, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f)            Effect of Assignment. Subject to the terms and conditions of this Section 9.05, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof, including under Section 9.09) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, that anything contained in any of the Facility Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply the requirements of this Section 9.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.05(g). Any assignment by a Lender pursuant to this Section 9.05 shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the Indebtedness hereunder, and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.

(g)            Participations.

(i)            Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee (in such capacity a “Participant”) in all or any part of its Commitments, Loans or in any other Obligation.

(ii)           The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that both (A) requires the consent each Lender that would be directly and adversely affected thereby pursuant to Section 9.01 and (B) directly and adversely affects such Participant.

(iii)          The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.05; provided that (x) a Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (A) and to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or (B) the sale of the participation to such Participant is made with the Borrower’s prior written consent and (y) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless such Participant agrees to comply with Section 2.19 as though it were a Lender; provided, further, that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 9.12 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(iv)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Facility Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other Obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)            Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.05 any Lender may assign and/or pledge (without the consent of the Borrower or the Administrative Agent) all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank or other central bank as collateral security pursuant to Regulation A of the Board and any operating circular issued by such Federal Reserve Bank or other central bank; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank or other central bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 9.06            Governing Law; Submission to Jurisdiction.

(a)            Governing Law. This Agreement and each other Facility Document shall be governed by, and construed in accordance with, the Law of the State of New York.

(b)            Submission to Jurisdiction. Each Loan Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York court of competent jurisdiction sitting in the County of New York (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Agreement or any other Facility Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Facility Document shall affect any right that a Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Facility Document against the Borrower or the properties of either such party in the courts of any jurisdiction.

(c)            Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Facility Document in any court referred to in Section 9.06(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e)            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06(e).

Section 9.07            Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.08            Counterparts; Integration; Effectiveness.

(a)            This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article III, this Agreement shall become effective when it shall have been executed by Lenders and when Lenders shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 9.09            Survival. Sections 2.18, 2.19, Article 8, 9.04 and 9.12 shall survive the repayment of the Loans and the termination of the Commitments evidenced hereby. In addition, each representation and warranty made, or deemed to be made herein or pursuant hereto shall survive the making of such representation and warranty, and Lenders shall not be deemed to have waived, by reason of making the Loans, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that any Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

Section 9.10            Confidentiality. Each Agent and Lender agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to each of their respective Affiliates and to their and their respective Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives who need to know such Confidential Information in relation to the transactions contemplated by this Agreement, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.10, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 9.10 or (y) becomes available to any Lender or Agent or any of its Affiliates on a non-confidential basis from a source other than the Borrower.

Section 9.11            No Fiduciary Relationship. The Borrower acknowledges that each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement, and the relationship between Lenders and the Borrower is solely that of creditor and debtor. This Agreement does not create a joint venture between the parties. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Facility Document), the Borrower acknowledges and agrees that: (a) the extension of credit and other services regarding this Agreement provided by Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and Lenders, on the other hand, and that the Lenders are not acting in an advisory or agency capacity to any Loan Party, (b) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (c) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Loans and the use of such Loan.

Section 9.12            Right of Setoff. Upon the occurrence of an Event of Default, Lenders and their respective Affiliates (each, a “Set-off Party”) are hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency but other than escrow, payroll, payroll tax and other trust fund tax accounts) and any other Indebtedness at any time held or owing by a Set-off Party (including, but not limited to, by any of their branches and agencies wherever located) to or for the credit or the account of the Borrower or any other Loan Party against and on account of the obligations and liabilities of the Borrower or any other Loan Party to the Set-off Party under this Agreement or under any of the other Facility Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Facility Document, irrespective of whether or not the relevant Set-off Party shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Set-off Party under this Section 9.12 are in addition to other rights and remedies (including other rights of setoff) that Lenders or their respective Affiliates may have. Each Lender agrees to notify the Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.13            Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to an Agent or a Lender, or a Lender or an Agent exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 9.14            Obligations Several. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Facility Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.

Section 9.15            PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that shall allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act. Each Loan Party shall, promptly following any request by the Administrative Agent, the Collateral Agent or any lender, provide all documentation and other information that the Administrative Agent or such lender requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulation.

Section 9.16            Headings Descriptive. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 9.17            Entire Agreement. This Agreement and the other Facility Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.

Section 9.18            First Lien Credit Agreement. This Agreement is the “First Lien Credit Agreement” described in the Intercreditor Agreement and is hereby designated as such pursuant to Section 4.3(a) of the Intercreditor Agreement (as in effect on the Closing Date).

Section 9.19            Borrower Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) the Credit Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(i) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees, or any other Person;

(ii) neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;

(iii) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and

(iv) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby agrees that they will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

Section 9.20            Lender Acknowledgements. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding, each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(a) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(b) the transaction exemption set forth in one or more PTEs, such as PTE 84¬14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(c) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(d) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (a) sub-clause (i) in the immediately preceding clause (d)(1) is true with respect to a Lender or (b) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (d)(1), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

Section 9.21            Acknowledgement and Consent to Bail-In of Affected Financing Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any of the parties to any Credit Document, each party hereto any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CURO GROUP HOLDINGS CORP.,
as the Borrower

By:	/s/ Douglas D. Clark
Name:	Douglas D. Clark
Title:	Chief Executive Officer

CURO FINANCIAL TECHNOLOGIES CORP.
CURO INTERMEDIATE HOLDINGS CORP.
CURO MANAGEMENT LLC
SOUTHERNCO, INC.
FIRST HERITAGE CREDIT, LLC
FIRST HERITAGE CREDIT OF ALABAMA, LLC
FIRST HERITAGE CREDIT OF LOUISIANA, LLC
FIRST HERITAGE CREDIT OF MISSISSIPPI, LLC
FIRST HERITAGE CREDIT OF SOUTH CAROLINA, LLC
FIRST HERITAGE CREDIT OF TENNESSEE, LLC
each as a Guarantor

By:	/s/ Douglas D. Clark
Name:	Douglas D. Clark
Title:	Chief Executive Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CURO VENTURES, LLC
ATTAIN FINANCE, LLC
AD ASTRA RECOVERY SERVICES, INC.
CURO COLLATERAL SUB, LLC
CURO CREDIT, LLC
SOUTHERN FINANCE OF SOUTH CAROLINA, INC.
SOUTHERN FINANCE OF TENNESSEE, INC.
COVINGTON CREDIT, INC.
COVINGTON CREDIT OF GEORGIA, INC.
COVINGTON CREDIT OF ALABAMA, INC.
COVINGTON CREDIT OF TEXAS, INC.
HEIGHTS FINANCE HOLDING CO.
HEIGHTS FINANCE CORPORATION, an Illinois corporation
HEIGHTS FINANCE CORPORATION, a Tennessee corporation
QUICK CREDIT CORPORATION
each as a Guarantor

By:	/s/ Gary L. Fulk
Name:	Gary L. Fulk
Title:	President

ENNOBLE FINANCE, LLC
as a Guarantor

By:	Curo Intermediate Holdings Corp.
Its:	Sole Member

By:	/s/ Douglas D. Clark
Name:	Douglas D. Clark
Title:	President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

ALTER DOMUS (US) LLC,
as Administrative Agent and Collateral Agent

By:	/s/ Matthew Trybula
Name:	Matthew Trybula
Title:	Associate Counsel

[SIGNATURE PAGE TO CREDIT AGREEMENT]